Exhibit 99.1

Deutsche Bank

General Meeting 2022

Extension of the Agenda and Comments by Management

DEUTSCHE BANK AKTIENGESELLSCHAFT

Frankfurt am Main

– ISIN DE 0005140008 –

– WKN 514000 –

After the convocation of our Ordinary General Meeting for Thursday, May 19, 2022, as a virtual General Meeting in Frankfurt am Main (publication in the German Federal Gazette on April 4, 2022), Riebeck-Brauerei von 1862 Aktiengesellschaft, Wuppertal, represented by Bayer Krauss Hüber Partnerschaft von Rechtsanwälten mbB, Frankfurt am Main, Munich, requested in accordance with § 122 (2) and § 124 (1) Stock Corporation Act, that the Agenda of the General Meeting be extended by an additional Item and that this Extension of the Agenda be announced without delay.

The following Item is therefore added to the Agenda:

Agenda Item 13: Withdrawal of confidence in the Chairman of the Management Board Mr. Christian Sewing

The shareholder Riebeck-Brauerei von 1862 AG, Vogelsanger Str. 104, 50823 Cologne (hereinafter “Riebeck-Brauerei”) proposes that the following resolution be approved:

“Confidence in the Management Board member Mr. Christian Sewing is withdrawn.”

Reasons for Agenda Item 13:

Already on the basis of the greenwashing scandal (i.e. overstatement of sustainable, new-German “ESG”, assets under management in the Annual Financial Statements 2020) at the bank’s largest subsidiary, DWS, and the extensive media reporting of misconduct in the “Wöhrmann/Wruck affair” it is no longer enough to withhold the ratification of the acts of management of the members of the Management Board and the Supervisory Board, which the applicant proposes due to the already incurred damages.

The ever-growing “Wöhrmann/Wruck affair” and the greenwashing scandal are impressive evidence that the bank and its largest subsidiary, DWS, are led by people who are actually unable to do so because of their intellectual limitations and their decidedly child-like risk assessment. These affairs show that Daniel Wruck, money laundering suspect and North Cypriot bank director at the time, has been able to corrupt the Chairman of the Supervisory Board, Dr. Achleitner, the Chairman of the Management Board, Mr. Sewing, and the Chairman of the Executive Board of DWS, Mr. Wöhrmann, with the simplest of tricks and to bring them into dilemmas in order to establish business relations with the bank. The affairs arising from this also demonstrate that the persons specified above, at the crucial moments, placed promoting their professional advancement before the interests of the bank, concealed misdeeds and thus triggered losses in the billions for the bank and created further risks in the billions for the bank because they lacked the courage and integrity to make the right decisions for the bank and to inform the regulatory authorities.

The German Banking Act (KWG) imposes extensive requirements on the qualifications of a Management Board member, in particular a Management Board member must be professionally qualified and reliable, or “suitable” according to European standards. Unreliability is to be assumed according to Federal Financial Supervisory Authority (BaFin) guidelines if there are facts indicating that the manager, due to personal circumstances, does not demonstrate that he will perform his work prudently and properly. To be considered in this context are the Management Board member’s personal conduct and business activities in light of criminal, financial, property-related and regulatory aspects. Of particular relevance here are violations involving elements of criminal or administrative offences – especially those that are related to activities with companies – within both the German as well as a foreign legal jurisdiction.

The applicant has limited this proposal for the withdrawal of confidence to Mr. Sewing. This is because Dr. Achleitner is leaving the Supervisory Board anyway; his lack of reliability is no longer relevant for the future. Mr. Wöhrmann is primarily to be held liable by the shareholders of DWS; he is only a General Manager (Generalbevollmächtigter) of the bank. It is urgently advisable that Dr. Weimer resigns from the Supervisory Board, due to his personal and business relations with Mr. Daniel Wruck in matters relating to the company 360x as Chairman of the Executive Board of Deutsche Börse, as he cannot act without conflicts of interest in this matter.

In light of the facts revealed in the Wöhrmann/Wruck and greenwashing affairs, a pattern of behavior has been demonstrated on the part of Mr. Sewing that, on the one hand, calls into question his professional suitability due to a particularly immature risk awareness and, on the other hand, reveals that Mr. Sewing does not have the integrity and courage to place the bank’s interests above his own interests in promoting his professional advancement, but instead covers up the facts and urges other Management Board members to participate in these cover-up actions.

Due to the quantity and complexity of the facts of the matter, the applicant outlines the reasons for the proposal to withdraw the confidence in Mr. Sewing in three sections:

  ̶ The first section will provide an overview of the internal relationship between

  ̶ on the one hand, the damages in the billions triggered by the DWS greenwashing scandal to the bank’s largest subsidiary, DWS, the bank’s and/or DWS’s shareholdings acquired in the companies Auto1FT and Arabesque, as well as the persons Asoka Wöhrmann, Daniel Wruck and Bensen Safa,

  ̶ and, on the other hand, the capital fund raising efforts of Dr. Achleitner and Mr. Sewing with the Saudi Public Investment Fund and Archegos Capital in New York.

All these matters are interlinked by Mr. Wöhrmann and Mr. Wruck, and other members of the bank’s Management Board, Mr. von Rohr and Prof. Dr. Simon, are involved in particular in the subsequent cover-up of these matters and have thus demonstrated that they do not have the necessary ability for independent decision-making in order to break away from the group-thinking and acting called for by Mr. Sewing on the Management Board.

  ̶ The second section sets out the existing findings on the individual facts of matters, which the applicant already sought information on to some extent at the General Meeting 2021. Shareholders, the Supervisory Board and the regulatory authorities will also be provided with the information from the Management Board.

  ̶ Finally, the third section sets out in detail the reasons for Mr. Sewing’s unreliability.

  1. Section: The internal connection between Mr. Sewing’s breaches of duty and the Wöhrmann/Wruck and greenwashing scandals

The company has already suffered a market capitalization loss of more than €1 billion as a result of the greenwashing scandal triggered at DWS by Mr. Wöhrmann and the ensuing investigations and findings of the U.S. Department of Justice. There is a risk of further damages in the billions from matters revealed by the press in recent months, in particular

  ̶ the various business and personal ties of Mr. Asoka Wöhrmann, the Chairman of the Executive Board of DWS, of former and current members of the bank’s Management Board, and of the Supervisory Board members Dr. Achleitner and Dr. Weimer to Mr. Daniel Wruck, who is under suspicion of money laundering, and companies in which the latter is or has been involved, even after the bank terminated its account relationship with Mr. Wruck and companies belonging to him due to various suspicious activity reports;

  ̶ Mr. Sewing’s fund-raising efforts among major shareholders of dubious provenience, which he did not prevent and encouraged even after the HNA disaster, and with the involvement by Dr. Achleitner of dubious business consultants Hakan Wohlin and Daniel Wruck and the resulting possible breaches of the German Banking Act (KWG) and U.S. securities law;

  ̶ the deliberate concealment from the authorities in the European Union (EU), the U.S. and the U.K. of gross violations of compliance and anti-money laundering requirements in order to foster Mr. Sewing’s own professional advancement;

  ̶ misrepresentations to shareholders, the press, and the capital market through repeated cover-up attempts and

  ̶ the extensive use of private e-mail accounts and instant messenger services in breach of compliance rules by members of the Management Board and senior executives, contrary to the bank’s own Code of Conduct.

Mr. Wöhrmann was therefore granted an extension of his service contract in spring 2021 as Chairman of the Executive Board of DWS and is still in office, and the ESG Officer of DWS, Ms. Fixler, was dismissed because Mr. Wöhrmann was either personally involved in all these scandals or knew about them and there was a direct risk that the intrigues of Mr. Sewing and Dr. Achleitner would be discovered. In fact, as the Manager Magazin pointed out in the article “Daniel Wruck – Der Schattenmann der deutschen Wirtschaft” [“Daniel Wruck - The Man Behind the Scenes of the German Economy”] dated February 16, 2022, the dismissal of Ms. Fixler was due to the interconnections between Mr. Wöhrmann, Dr. Achleitner and Mr. Sewing with Mr. Wruck. It states:

“In the greenwashing allegations against the fund company DWS, which the U.S. Securities and Exchange Commission is investigating (see mm 11/2021), for example, Wruck plays an indirect role. DWS CEO Wöhrmann wants to make Deutsche Bank’s subsidiary the leader in the green funds business. In this context, Wöhrmann became involved with the company Arabesque, which inter alia markets data on the sustainability of companies and offers a program that uses artificial intelligence to invest money. DWS holds a small stake in the data division Arabesque S-Ray, as does Commerzbank, Allianz and Landesbank Hessen-Thüringen. Arabesque’s majority shareholder is its Chief Executive Officer (CEO) Omar Selim (58), former CEO in Germany of British Barclays Bank and also close with Wruck. The latter currently holds 1% of the parent company but can obtain up to 10% of the Arabesque shares. Apparently as pay for referral services. Desiree Fixler (49), American, responsible for sustainability issues at DWS from summer 2020 to spring 2021, did not hide her skepticism. She repeatedly warned her boss Wöhrmann about Arabesque and an apparently intended increased participation in the company. At a meeting just before her dismissal, it was recommended that all further business, including possible investments in Arabesque, be submitted to the Reputational Risks Committee.”

Had the DWS’s Reputation Committee sought information on Arabesque and Daniel Wruck from the parent company in spring 2021, when Mr. Wöhrmann’s service contract with compensation in the millions was due for renewal at DWS, it would have emerged that:

  ̶ there were undisclosed payments at around the time of the Auto1FT transaction, which was supervised by Mr. Wöhrmann and the former Management Board member Mr. Schenck, between Mr. Wruck and Mr. Wöhrmann and Mr. Schenck that led to suspicious activity reports;

  ̶ Mr. Wöhrmann and Mr. Schenck had not disclosed serious conflicts of interest in the Auto1FT transaction contrary to the bank’s own Code of Conduct and had made themselves liable to pay damages to the bank;

  ̶ the bank’s anti-money laundering was circumvented in the Auto1FT transaction – possibly precisely due to these conflicts of interest – which led to the bank being undermined by two Northern Cypriot bank directors, and as a result, the bank secretly and without notifying the responsible regulatory authorities wrote off and closed out the investment in Auto1FT after an internal investigation by the Anti-Financial Crime unit had resulted in the bank terminating the accounts of Mr. Wruck and his companies and internally blocking the Northern Cypriot banker Mr. Safa from customer and business relations;

  ̶ Mr. Wöhrmann extensively used his private e-mail account for correspondence in business-related matters in the Auto1FT transaction, in breach of compliance rules, and he had not told the truth about this to the Compliance department in the internal investigation;

  ̶ DWS and Mr. Wöhrmann, Dr. Achleitner and Mr. Sewing were still doing business or were associating with Mr. Wruck after his accounts were closed by the bank due to serious suspicions of money laundering.

The DWS Reputation Committee should have disclosed this information to the DWS Supervisory Board and possibly to the regulatory authorities. It would thus not have been possible to maintain, let alone extend, Mr. Wöhrmann’s DWS Executive Board service contract in spring 2021, but rather the circumstances of his appointment on January 1, 2019, should have been examined intensively. In like manner, the bank could hardly have continued to do business or enter into cooperations with the company Arabesque.

Had Mr. Wöhrmann been charged by the DWS Reputation Committee, he would have put Mr. Sewing and Dr. Achleitner at risk. This is because Mr. Wöhrmann, as has become publicly known in the meantime, was personally involved in, or knew about, the other scandals of Dr. Achleitner and Mr. Sewing:

  ̶ Mr. Wöhrmann himself was active in the Auto1FT transaction and therefore knew that Mr. Safa’s two-page self-disclosure with 13 questions and answers was fully inadequate for the enhanced due diligence required for the anti-money laundering controls for a Northern Cypriot banker, just like the disclosure of “dividends from the Global CIB Group” as the source of funds. From his personal perspective, he knew about the internal investigation relating to this transaction and the subsequent concealment actions by Mr. Sewing;

  ̶ Mr. Wöhrmann knew that there had been talks between Dr. Achleitner and Sewing with convicted insider-trader Bill Hwang’s Archegos Capital. This is because, first of all, Mr. Wohlin, the referral agent, had also offered Mr. Wöhrmann a meeting with Mr. Hwang (which he did not accept, probably due to an insufficient command of English); secondly, Mr. Wohlin was to be compensated in the form of a DWS employment or consulting contract (which was prevented at the last moment by the DWS Supervisory Board);

  ̶ And Mr. Wöhrmann knew that Mr. Wruck had a participation in the company Arabesque, and/or was paid by it, and nevertheless concluded contracts with Arabesque after the bank had terminated its client relationship with Mr. Wruck. In particular, Mr. Wöhrmann knows if and how there is a connection between the Arabesque investments and Mr. Wruck’s referral activities for Dr. Achleitner relating to investment discussions with the Saudi Public Investment Fund in the second half of 2019, in particular in light of the fact that the participation in the company Arabesque AI had already been written off.

It was therefore decided in spring 2021, for the sake of the self-protection of Mr. Sewing and Dr. Achleitner, and to promote their own professional advancement, that Ms. Fixler should be dismissed in order to definitely prevent the DWS Reputation Committee from addressing the issues of Arabesque and Daniel Wruck. In addition, it was decided to deprive Ms. Fixler of her credibility through active forwarding and active promotion (“this has to be published now, this is important”) of the publication of the internal DWS memorandum on this topic to or by the news agency Bloomberg in Frankfurt in order to discredit Ms. Fixler with the supervisory authorities, thereby destroying her credibility.

This plan failed because Mr. Wöhrmann’s greenwashing actions were too obvious to be ignored by the regulatory authorities. This set the causal chain in motion that led to the greenwashing scandal at DWS and the investigations by the Securities and Exchange Commission, by the U.S. Department of Justice, by the ECB and by the BaFin, as well as the loss of over €1 billion in the bank’s stake in DWS.

DWS has de facto admitted to the greenwashing Mr. Wöhrmann was accused of. The amount of the alleged ESG assets under management was already reduced by 75% in the Interim Report 2021. The explanation issued by DWS for this – that this is due to the new EU taxonomy rules – is not credible. As of June 30, 2021, there were no new EU rules that would not have already applied to the Annual Financial Statements 2020.

Also, the U.S. Department of Justice already found that the Deferred Prosecution Agreement (DPA), which had only recently been concluded at the beginning of 2021, was breached by Mr. Sewing – intentionally at the latest starting from the bank’s General Meeting in May 2021 – through the failure to notify the U.S. Department of Justice about the allegations raised by Ms. Fixler against Mr. Wöhrmann. This is because the applicant had drawn Mr. Sewing’s attention in a request for information at the General Meeting 2021 precisely to this Deferred Prosecution Agreement and the importance of its continuation for DWS’s asset management license in the USA:

“Is it true that last year the bank or DWS had to inform its U.S. clients that it might lose its asset management license in the USA? Is it true that this could only be averted by the fact that the Chairman of the Management Board has to regularly issue personal assurances under oath to the U.S. authorities regarding the legal conformity of the bank’s actions?”

Prof. Dr. Simon, the bank’s Management Board member responsible for Legal and Compliance, replied to this as documented on the basis of a stenographic transcript:

“With regard to the topic of the Asset Management license in the USA, I would like to provide the following context: In June 2020, Deutsche Bank concluded a settlement to settle allegations of the Commodity Futures Trading Commission (CFTC) concerning alleged, unintended violations of reporting obligations and other failures. DWS was not involved in the conduct in question. Nevertheless, according to U.S. law, Deutsche Bank and DWS had to apply jointly to the SEC for an exemption from the prohibition on providing certain services. However, DWS has been able to continuously provide its clients – including investment funds – with uninterrupted advisory services. Nonetheless, relevant fund investors were immediately informed of this fact through a prospectus supplement.

The SEC granted the necessary exemptions – as is now customary – subject to certain conditions and requirements. Many of these conditions are standard, such as the requirement that the bank and DWS establish and implement appropriate procedures to ensure compliance with the conditions of the SEC decision. In addition, the SEC decisions include certain certification and reporting requirements. These include the requirement that the Chairman of the bank’s Management Board and the Head of its Legal Department submit certain formal statements in the years 2021 to 2023 to the SEC confirming that the bank has fulfilled the CFTC Consent Order in all material respects. This is not an unusual procedure. The requirement that senior executives have to submit certain confirmations also exists in other regulatory areas.”

The consequences for the bank from the violations already identified by the U.S. Department of Justice and acknowledged by DWS are unclear. They can range from fines in the tens or hundreds of millions, the renegotiation of the Deferred Prosecution Agreement 2021, which is very favorable to the bank, to the withdrawal of the DWS license in the USA, and – as DWS reports in its Annual Financial Statements 2021 – criminal prosecutions.

The behavior of Mr. Sewing and the other members of the Management Board acting for his protection shows that Mr. Sewing has created group pressure for concealment actions. This inevitably excludes its reliability for the future.

  2. Section: The individual facts in chronological order
    A. Deficient prevention of money laundering, conflicts of interest and concealment actions with regard to the stake in Auto1FT
      1) Build-up of the stake in Auto1FT

On June 18, 2018, the bank published the following press release:

“Deutsche Bank forges automobile alliance

Deutsche Bank and Allianz, together with Auto1, one of the most successful European start-ups, have set up a new fintech called “Auto1 FinTech”, which will offer financing and insurance products to automobile dealerships buying and selling used vehicles via Auto1. The three partners closed the deal last Friday. Together, the three partners hold the majority stake in the new enterprise.” [...]

In fact, a group of investors, put together by Mr. Daniel Wruck, took a majority stake– at least formally – while the bank and AllianzX only acquired a stake of slightly less than 10% each for an investment of €2.5 million each. A shareholders’ agreement was signed and the capital fund raising was not in the form of equity but debt securities. Mr. Wruck acted as both a referral agent and an investor in this transaction. Thus, in the article “Daniel Wruck – The man behind the scenes in the German Economy” dated February 16, 2022, the Manager Magazin writes:

“At that time [2018, added by the author], the founders of the used car hero Auto1 Group, Hakan Koç and Christian Bertermann (38), sold about 80 percent of the shares in the car financing subsidiary to a mixed group of investors under the umbrella of a company called Strategic Fintech Investments, domiciled in Luxembourg. Among them: Companies of large yacht builder Peter Lürßen (62), Catherine von Fürstenberg-Dussmann, the German-Saudi Abdulaziz Alamro, founder of Matrix Capital based in Riyadh, Shmuel Chafets from the venture capital financier Target Global, businessman Bensen Safa (48) and Michael Buchen from the Swiss company Polar Light Ventures. As flagship investors, Mr. Wruck had previously gained Deutsche Bank and Allianz for the fintech.”

The applicant has a fundamentally different understanding of the terms “forge an alliance”, “three partners” and “majority” than the bank in its press release. The applicant cannot therefore avoid the impression that the bank has placed itself in a precarious regulatory risk position due to the personal conflicts of interest of the persons acting on its behalf and the provision of favors to Mr. Wruck and Mr. Koç.

This assessment is supported by the information provided by Prof. Dr. Simon at the General Meeting 2021. The applicant asked about the Auto1FT matters:

“3. In 2018, the bank invested in Fintech Auto1 FT, but the shareholding was returned in 2020. In this context, the following questions: [...]

g. Where precisely was the investment in Auto1 FT booked internally in the bank? Why?"

The Management Board answered as documented on the basis of a stenographic transcript as follows:

“Ladies and gentlemen, regarding the details of this matter, I can inform you of the following: In mid-2018, Deutsche Bank, together with other investors, participated in Auto1 FT GmbH with a minority stake through an investment company called Strategic Fintech Investment SA. [..]

The bank’s participation in Auto1 FT GmbH was booked in the Corporate and Investment Bank division at the time in light of possible business opportunities.”

This information is imprecise and misleading. The participation in Auto1FT was booked, according to the applicant’s information, in a hybrid debt-equity book of one of the bank’s London traders, who until then had nothing to do with the acquisition of the stake in Auto1FT. It was merely booked – not as a “forged alliance” or long-term investment – but as a trading position.

In addition, according to the applicant’s information, shortly after the conclusion of the Auto1FT transaction, Mr. Wöhrmann wrote an e-mail to a large group of bank managers and Management Board members, in which he did not praise the merits of the transaction for the bank, but rather stated something to the effect of:

“Daniel [Wruck] and Hakan [Koç] are totally happy.”

  2) Conflicts of interest between Mr. Wöhrmann and Mr. Schenck

Page 11 of the bank’s internal Code of Conduct, provided here in German translation [English version], prescribes the following with regard to possible conflicts of interest:

“All potential conflicts of interest, including personal ones that you may have with our bank, another employee, a client, a vendor, etc., must be reported promptly to your supervisor and, as necessary, to the Business Selection and Conflicts Office, Compliance, Human Resources or Legal so that they can be addressed appropriately.

Conflicts can be nuanced and, in dealing with potential conflicts, you should act with integrity and use good judgement in a manner consistent with this Code and our policies, and ask for guidance as necessary.”

The provisions are based on Title IV, No. 10 and 11 of the European Banking Authority Guidelines on Internal Governance in Financial Institutions under EU Directive 2013/36/EU. They cover in particular financial and personal conflicts of interest.

  a) Mr. Wöhrmann’s conflicts of interest

According to the article "Top, Top, Top" in the magazine Wirtschaftswoche dated February 11, 2022, Mr. Sewing was first asked to approve a possible participation in Auto1FT in March 2017. It states:

“MANY DEUTSCHEBANKERS INVOLVED

Particularly ‘interested’ in these topics, writes the Deutsche Bank manager [Kuhnke to Sewing, added by the author is Stefan Hoops, at the time a senior investment banker and now head of the business with corporate clients. Hoops’s boss at the time, Marcus Schenck, also obviously plays a decisive role. Thus, Kuhnke writes that although the concrete proposal for the cooperation with the fintech came from Wöhrmann, the initiative for the project ultimately stemmed from the Investment Bank Head at the time, Schenck. As documents show, he is closely involved in the deal along with Wöhrmann. For example, he is also one of the participants in a meeting in October 2017 intended to finalize the project.”

  aa) Payments between Mr. Wruck and Mr. Wöhrmann

The Financial Times article dated January 25, 2022, “DWS chief under scrutiny over €160,000 ‘Porsche payment’” reports that there had been personal payments between Mr. Asoka Wöhrmann and Mr. Wruck, while Mr. Wöhrmann and Mr. Wruck negotiated the bank’s participation in Auto1FT. These payments later led to an internal investigation by the bank, to a suspicious activity report concerning payments between Mr. Wruck and Mr. Wöhrmann, and ultimately to the German Federal Criminal Police Office investigations, covered by the media, into Mr. Wöhrmann and Mr. Wruck. The article in the Financial Times states [German translation by the author]:

“Deutsche Bank alerted Germany’s financial crime watchdog to a €160,000 payment made by a client to one of its most senior bankers, which the men later explained was part of a failed attempt to buy a Porsche.

Asoka Wöhrmann, then head of Deutsche’s private client business in Germany, received the money in 2018 from Daniel Wruck, managing director of Ice Field Dry Ice Engineering, a company that cleans chemical plants, according to documents seen by the Financial Times and people familiar with the matter. Wöhrmann has since become chief executive of asset manager DWS. As well as taking the highly unusual step of filing a suspicious activity report on a transaction involving one of its own bankers, Deutsche has recently widened an internal investigation into the matter, according to people familiar with the situation. After the payment to Wöhrmann was discovered in late 2018, it emerged that he had first transferred €160,000 to Wruck in September 2017. Both Wruck and Wöhrmann said that the money was supposed to have been used by Wruck to buy a new Porsche Panamera on behalf of Wöhrmann. ‘As a friend – and because he was personally known to the Porsche dealer – [Wruck] offered to help with the configuration and the order of the car,’ a lawyer representing Wruck said, adding that Wöhrmann therefore wired the discussed amount to be spent on the car to Wruck. Documents seen by the FT showed that Wruck at the time was in the process of ordering a new Panamera for himself. In July 2017, he told his dealer by email that Wöhrmann was his ‘friend’ and ‘needs to get the same killer price!!!!!’. A day before wiring €160,000 to Wruck, Wöhrmann first sent it directly to the Frankfurt Porsche dealership, which refunded it immediately as no order or invoice existed, documents seen by the FT showed. Porsche said buyers of a new vehicle normally did not have to pay anything until they were invoiced a few weeks before delivery. Daniel Wruck and Wöhrmann told FT that the money was to be used by Wruck to buy a new Porsche Panamera on behalf of Wöhrmann. In September 2018, twelve months after Wöhrmann had transferred the €160,000 in a transaction labelled "DW vehicle", Wruck wired the same amount back to Wöhrmann, according to documents seen by the FT. A lawyer from Wruck said that her client could not transfer the money for the car to the dealership, ‘because Porsche wanted to receive the money directly from the prospective owner’, and hence refunded the money to Wöhrmann. Wöhrmann did not buy a new vehicle via Wruck but, in April 2018, signed a contract himself with the dealership for a used Panamera Turbo priced at €139,500. The DWS boss paid for the car himself in August, when he also picked it up.

Neither man explained why it took 12 months for Wruck to repay the €160,000 that was not ultimately used to buy a car. At the time of the payments, Wruck and Wöhrmann were both involved in joint venture talks over Auto1 FinTech, a start-up initially backed by Deutsche, Allianz, Auto1 and outside investors. Wruck’s payment to Wöhrmann was spotted by Deutsche Bank’s Anti-Financial crime unit and reported to the Financial Intelligence Unit, according to four people familiar with the matter.”

The applicant does not consider the Porsche story to be a credible reason for the payments, but rather as a constructed “plausible deniability” of another transaction between Mr. Wöhrmann and Mr. Wruck. This is due, on the one hand, to the long time lag between Mr. Wöhrmann’s own purchase of the Porsche and the return payment of the alleged purchase price deposited with Mr. Wruck. This assumption is reinforced by the conflict of interest, presented directly in the following, of Mr. Schenck and the background information reported by the magazine Der Spiegel that a car dealership exists in Mr. Wöhrmann’s family.

Even if the Porsche story should be true, it must be seriously questioned if such conduct allows Mr. Wöhrmann to appear professionally suitable to manage, as the ultimately responsible CEO of DWS and General Manager (Generalbevollmächtigter) of the bank, client assets of more than €900 billion. For it cannot be excluded that he was identified and deliberately undermined by suspected money launders as the most intellectually weak and psychologically unstable member of the bank’s group of negotiators in the Auto1FT transaction.

Ultimately, Mr. Wöhrmann’s conflict of interest does not depend on the truth of the Porsche story. This is because, even with a correct telling of the Porsche story, at the time of the contract closing with Mr. Wruck and the group of investors he brought together in the Auto1FT transaction in June 2018, Mr. Wöhrmann had a private claim against Mr. Wruck at an amount equivalent to a not insignificant portion of his net annual income. As he had not disclosed this payment and along with it other conflicts of interest to the bank as required and would then have had to withdraw from the Auto1FT transaction, he could not go to court for this claim, because he had kept it secret from the bank. Conversely, there was a risk for Mr. Wöhrmann considering that Mr. Wruck could disclose the payments to the bank and career disadvantages could result from this for Mr. Wöhrmann. Mr. Wöhrmann had thus, in the naivest manner, placed himself in a predicament vis-à-vis Mr. Wruck upon the conclusion of the Auto1FT transaction, which could have impaired his independent judgement on behalf of the bank. That was a serious conflict of interest.

  bb) Prospects for a pecuniary advantage

In addition, there was another conflict of interest. This is because during the negotiations of the Auto1FT transaction Mr. Wöhrmann was offered a highly paid role at Auto1FT as “Chairman” by Mr. Wruck and Mr. Safa, which Mr. Wöhrmann might have considered attractive based on his career perspective with the bank at the time.

In a Term Sheet dated December 14, 2017, sent by Mr. Buchen on December 15, 2017, to Mr. Safa, Mr. Wruck, Mr. Cetin (AllianzX) and Mr. Wöhrmann, as the only Deutsche Bank employee to his private GMX e-mail account, it says:

“• The Board takes all strategic and important business decisions.

• It is also in charge for all matters delegated to it by the shareholders.

• The Board shall have three members including one nominee from Auto1, one from InvestCo and one independent Chairman.

• The Parties agree that [tbd] shall be nominated as the first Chairman of the company.

  • The Parties agree that Dr. Asoka Wöhrmann shall be nominated as the Chairman of the Company once a fully licensed car financing bank is established.”

It apparent from this that the Board should be the management responsible for all strategic and important business decisions, and that Mr. Wöhrmann should become its Chairman. The accompanying e-mail of December 15, 2017, states:

“Board of Fintech OpCo: You recall that we have structured the Fintech Board as a board of three people, one person from Auto 1, one person from InvestCo and one independent Chairman nominated by InvestCo.

Shmuel recommend that both parties agree on the name of the first Chairman before we sign. So I left this name as a (tbd). We need to come up with a candidate quickly.

He mentioned that Hakan [Koç, added by the author] already said he would be more than happy with Asoka, so lets find a good alternative for now until Asoka takes over as the Chairman of the bank in a year or so.”

It follows from this that on December 15, 2017, Mr. Wöhrmann had already been offered the highly paid position as Chairman of the Board of Auto1FT by Mr. Wruck and Mr. Safa and that it had been discussed with him. It also follows from this e-mail that Mr. Wöhrmann had not simply rejected this offer. He did not object even after receiving this e-mail. The Term Sheet was sent to Auto1 SE a few days later with the clause specified above.

He was thus offered a highly paid position in Auto1FT and not only a position similar to that of an advisory council member – as also with the parent company of Auto1FT (more on this to follow). This is apparent from the fact that, on the one hand, a management position is already highly paid customarily and Mr. Wöhrmann would otherwise not have accepted it. In addition, a “cooling-off period” was agreed between Mr. Wruck, Mr. Safa and Mr. Wöhrmann until taking on the position of approximately one year, which would not have been necessary for an ordinary advisory council position with merely a reimbursement of expenses; accordingly, there was no “cooling-off period” for Mr. Wöhrmann’s advisory council position with the parent company.

The applicant asked the Management Board for information on this procedure at the General Meeting 2021 as follows:

“Is it correct that the current Chairman of the Executive Board of DWS had the lead role in the investment in Auto1 FT? Is it correct that he was supposed to become Chairman of Auto1 FT once a bank license is issued?"

According to the stenographic transcript, the Management Board member responsible for Legal and Compliance, Prof. Dr. Simon, provided the following information in response:

“The project involved a large number of employees in various roles and functions. This also applies to the current Chairman of the Executive Board of DWS in his role as head of the Private Clients business at the time. However: He did not have a management body position in Auto1 FT GmbH, nor was the assumption of such a position intended on his part or on the part of Deutsche Bank.”

This information is incorrect and is intended to cover up Mr. Wöhrmann’s further conflicts of interest as well as the results-oriented internal investigation. It shows three things:

  Within the framework of its internal investigations, the bank became aware of the offer made to Mr. Wöhrmann to become Chairman of Auto1FT. A version of the Term Sheet with the contents described above is in Mr. Schenck’s official e-mail account with the bank, dated December 18, 2017;

  The information provided clearly shows that the internal investigation into Mr. Wöhrmann was conducted with the aim of not charging him significantly; possibly Mr. Schenck should also be protected, as he actually would have had to report Mr. Wöhrmann’s conflict of interest. This is because Mr. Wöhrmann was asked within the framework of the results-oriented investigation upon examining the Term Sheet about a management body position with Auto1FT and if he had demanded this. The desired response from Mr. Wöhrmann to this question was: No. Mr. Wöhrmann was apparently not specifically asked in the internal investigations, if he had been offered a highly paid position with Auto1FT within the framework of the negotiations, because the undesirable answer would have been: Yes. Nor did he appear to have been asked if he had expressly rejected this offer or if the bank had been notified of this as a potential conflict of interest, because the undesirable answer would have been: No. The internal investigation against Mr. Wöhrmann was therefore either not conducted with an open outcome approach or the applicant was deliberated provided with incorrect information by the Management Board.

  ̶ The information is an attempt to cover up Mr. Wöhrmann’s serious conflict of interest. The applicant did not ask about a formal management body position, but if Mr. Wöhrmann, as the bank’s lead negotiator in his specific professional situation and with his perspective as Head of the bank’s German private clients business, in the years 2017 and 2018 had been offered a pecuniary advantage in the form of a highly paid Chairman’s position at Auto1FT, which could have influenced his judgement to the detriment of the bank. This was the case here.

Therefore, there was another serious conflict of interest with Mr. Wöhrmann in addition to the payment claim against Mr. Wruck.

  b) Mr. Schenck’s conflict of interest

Within the framework of the negotiations on Auto1FT, Mr. Schenck also had a serious conflict of interest.

According to matching recent press reports, Mr. Wruck made payments to Mr. Schenck totaling €3.5 million within a brief time span after the conclusion of the Auto1FT transaction. The applicant has serious doubts as to whether this indeed involves a short-term loan for the deposit on a house, as reported in the press after questioning Mr. Schenck, in particular as, according to a report by the Süddeutsche Zeitung, these payments between Mr. Wruck and Mr. Schenck also triggered suspicious activity reports. In any event, such an action indicates a close personal relationship between Mr. Schenck and Mr. Wruck, so Mr. Schenck had a conflict of interest for this reason.

However, in any event, Mr. Schenck had a conflict of interest in the Auto1FT transaction because he held a private participation of a significant size in the start-up company Appscatter (now: Airnow plc) since summer 2017. It may be assumed that Mr. Schenck himself disclosed the circumstance to the bank that he had a participation in Appscatter. This is because Appscatter advertised for investors with his and the bank’s name (cf. https://www.inc.com/peter-cohan/huh-this-startup-couldnt-raise-venture-capital-so-.html ).

Mr. Schenck probably did not disclose to the bank, as he continued to work on the Auto1FT transaction, that the shareholdings in this start-up company had in turn been acquired with the assistance of Mr. Daniel Wruck, who himself held a nominally significant stake in Appscatter as well as through two investment companies. In like manner, Mr. Schenck probably did not disclose that for making his and the bank’s name available, he received a “service” discount on the shares and that, according to the applicant’s information, Mr. Wruck’s Appscatter shares were marketed to investors with guaranteed values or were held by him or his investment companies in fiduciary trust for investors and also offered in this format. And, finally, Mr. Schenck probably did not disclose to the bank that during the negotiations on Auto1FT, Appscatter shareholders were sitting on several sides of the table, including himself, Mr. Andreas Berger from Allianz, Mr. Wruck, Mr. Michael Buchen (Polar Light Ventures) and Ms. von Fürstenberg-Dussmann. Mr. Schenck therefore negotiated on behalf of the bank with a group of persons with whom he had private financial associations of a significant size. This, too, was a conflict of interest due to the possible combining of business and private financial interests, which could impair a fully unrestricted use of judgement in the interests of the bank.

  3) Inadequate anti-money laundering review

It is possible that due to the conflicts of interest described above, an adequate anti-money laundering control was not performed with regard to the majority-stake investors in Auto1FT, the beneficial ownership of their participation and the source of funds, according to the applicant’s information, even though there were numerous indicators for the necessity of an enhanced anti-money laundering review.

  a) Personal responsibility of Mr. Wöhrmann and Mr. Schenck

According to page 12 of the bank’s Code of Conduct, strict rules of conduct apply to its employees and directors with regard to the prevention of money laundering. It says – in a translation – that:

“You are personally accountable for adhering to all applicable statutory and regulatory responsibilities to prevent financial crime. [...] To combat money laundering and terrorism financing (together, “AML”), our bank has developed a set of policies outlining its general AML standards and principles. You are required to adhere to these standards to protect our bank and its reputation from being misused for money laundering and/or terrorist financing or other illegal purposes.”

  b) Obligation for enhanced anti-money laundering controls

Due to the technical structure of the Auto1FT transaction, the bank established two long-term business relationships: On the one hand, it entered into a business relationship intended for a longer term with the other investors by signing a shareholder agreement, and on the other hand, it acquired bonds of Auto1FT in a concerted private placement, thereby granting a long-term loan.

In the Auto1TF transaction, two owners and directors of Northern Cypriot banks were involved: Mr. Bensen Safa and Mr. Daniel Wruck. Mondial Bank, full name: Mondial Private Bank IBU, formerly Cyprus Intak Bank, was specified in the Term Sheet as nominally the largest investor in Strategic Fintech Investments with a stake of around 28% and an indirect 25% partner in Auto1FT. Under the Term Sheets specified above, Mondial Bank should have the right to appoint two directors of Strategic Fintech Investments, again including Mr. Wöhrmann (this time without a “cooling-off period”). It was only later that Mondial Private Bank was replaced by Mr. Safa himself, who was involved in the negotiations from the start, so it should have appeared not unlikely that he was acquiring the financial participation in Auto1FT not as the ultimate economic beneficiary but for Mondial Private Bank or the group of persons behind it.

At the time the Auto1FT transaction was concluded in summer 2018, Mr. Wruck was a shareholder and one of the directors of Mondial Private Bank in Northern Cyprus, as company documents show. It is not clear whether or not he is using this position or the bank for operating purposes. In an e-mail that was also addressed to Mr. Wöhrmann, Mr. Safa was referred to as the CEO of Cyprus Intak Bank, the former name of Mondial Private Bank. Mr. Safa was also the largest nominal shareholder and Executive Chairman of the Board of Directors of Faisal Islam Bank, also from Northern Cyprus; this was disclosed to the bank in a self-disclosure.

In addition, in 2018 there were already significant indications for the suspicion of money laundering against Mr. Wruck. In an article “Banken-Darling Daniel Wruck unter Geldwäscheverdacht” [“Banks’ darling Daniel Wruck under suspicion of money laundering”], the magazine "Der Spiegel" reported on February 15, 2022:

“The obscure entrepreneur and investor Daniel Wruck, who does business with half of Frankfurt’s financial elite, is notoriously involved in suspected money laundering cases. According to SPIEGEL information, there are almost 20 suspected cases of money laundering against Wruck at five banks in the Frankfurt area from 2018 to 2021. Specifically, these are Deutsche Bank, Commerzbank, the German subsidiary of the major Parisian bank BNP Paribas, Taunussparkasse and Degussa Bank; the latter belongs to Christian Olearius and Max Warburg, the two majority owners of the Hamburg private bank MM Warburg, which is deeply involved in the Cum-Ex tax scandal. Reportedly, Degussa Bank already severed ties with its customer shortly after the suspicious activity report was submitted.”

Apart from these individual reasons for an enhanced anti-money laundering review, the geographical link to Northern Cyprus alone was highly problematic. For banks operating in Europe and the U.S., the Turkish-occupied Northern Cyprus is a no-go area in terms of business, and the mere appearance of links with Northern Cyprus usually triggers all alarm systems in these banks.

As of March 20, 2008, the U.S. Securities Exchange Commission issued a Financial Crimes Enforcement Network (FinCEN) warning to all banks operating in the USA that the deficiencies existing in the prevention of money laundering in Northern Cyprus present an ongoing money laundering and financing of terrorism risk to the international financial system. Therefore, banks and other financial institutions operating in the United States need to give enhanced scrutiny to any transaction with a financial institution operating in Northern Cyprus. Reference was also made to the existence at the time of 24 minimally regulated onshore banks and 14 offshore banks that were practically entirely unregulated. Faisal Islam Bank is one of these Northern Cypriot onshore banks; Mondial Private Bank is one of these Northern Cypriot offshore banks.

According to No. 6.3 of the European Banking Authority’s Guidelines on Internal Governance of financial institutions, institutions should avoid setting up complex and potentially non-transparent structures. Institutions should consider in their decision-making (a) the results of a risk assessment performed to identify whether such structures could be used for a purpose connected with money laundering or other financial crimes and (b) the respective controls and legal framework in place. Particular attention should be paid to ensuring that the structure does not lead to concealing the ultimate beneficial owner. These rules apply to structures set up both internally within the bank and with cooperation partners.

According to § 15 of the Anti-Money Laundering Act (GwG) (and similar rules based on the same EU Directive in Luxembourg and Great Britain), banks have to meet enhanced due diligence obligations, if they determine, while taking into account certain risk factors, as part of a risk analysis or in an individual case that there may be a higher risk of money laundering or the financing of terrorism. Banks determine the specific scope of the measures to be taken according to the higher risk of money laundering or the financing of terrorism. This applies in particular to a business relationship or transaction involving a high-risk third country identified by the European Commission in accordance with Article 9 (2) of Directive (EU) 2015/849, as amended by Article 1 No. 5 of Directive (EU) 2018/843, or involving a natural person or legal entity domiciled in such third country.

These enhanced due diligence obligations already arose for the bank from the geographical factors, since Mondial Private Bank is based in Northern Cyprus and Mr. Safa and Mr. Wruck had governance functions in Northern Cypriot financial institutions, due to Mr. Safa’s replacement of Mondial Private Bank it was not far-fetched that this is beneficial owner of his investment and Northern Cyprus is in any event a region with financial systems, according to credible FinCEN statements, that do not have adequate systems to prevent, detect and combat money laundering and the financing of terrorism.

  c) Careless shortening or undermining of the enhanced due diligence obligations by Mr. Wöhrmann and Mr. Schenck

However, according to the applicant’s information, Mr. Wöhrmann and Mr. Schenck did not carry out, or did not have carried, out enhanced anti-money laundering controls as part of the Auto1FT transaction, in breach of their duties and possibly due to their conflicts of interest.

According to the applicant’s information, there was no enhanced anti-money laundering check relating to Mr. Wruck.

With regard to Mr. Safa, according to the applicant’s information, Mr. Wöhrmann and Mr. Schenck were satisfied with a two-page self-disclosure with 13 short questions, which the legal advisor to the investor group, Dr. Roland Koch prepared and submitted to the bank, with the assistance of the U.S. law firm White & Case. With regard to Mr. Safa’s source of funds, for example, the bank was satisfied with his general statement that the funds for his investment in Auto1FT were derived from “dividends from the Global CIB Group.”

Dr. Koch was neither suitable nor independent for an enhanced anti-money laundering due diligence review, which Mr. Wöhrmann and Mr. Wruck knew. Dr. Koch is followed by scandals involving illegal campaign financing, political party slush funds and severe compliance deficiencies based on his political and private sector career. His work on the Dussmann foundation board (Stiftungsrat) was publicly known at the time, just like Mr. Wöhrmann and Mr. Schenck knew of his close personal association with Mr. Wruck, which also became public shortly afterwards in connection with the Bilfinger compliance scandal (cf. https://www.manager-magazin.de/unternehmen/eckhard-tom-und-der-halbprinz-a-bf4ab45d-0002-0001-0000-000158462563). In particular, however, Dr. Koch, like Mr. Schenck and Mr. Wruck, also participated in the start-up company Appscatter, which in any event Mr. Schenck was aware of.

In the article already cited above in the magazine Wirtschaftswoche “Top, Top, Top”, the following was reported with regard to Mr. Safa’s anti-money laundering review:

“At least Safa’s participation in FIS Bank [Faisal Islam Bank, author’s note] should not have been a secret to them [the bank]. Safa’s German lawyer confirmed that he disclosed this. Extensive documents compiled by the law firm White & Case over the course of the participation regarding Safa confirm this. The businessman ‘played with fully open cards’ and is a ‘businessman with integrity who also works in Israel and the U.S.,’ explains his lawyer. ‘The mere fact that he comes from Northern Cyprus or has a bank shareholding is not a crime,’ he writes. It is therefore ‘not apparent’ why Deutsche Bank should not work with him.”

This may all apply from Mr. Safa’s perspective, and he may be a businessman of full integrity. But this is not the point here. Instead, the article shows that Mr. Wöhrmann and Mr. Schenck did not carry out the necessary enhanced anti-money laundering due diligence with the required fundamentally critical approach, which is necessary for abstract risk mitigation as part of the prevention of money laundering. This is because, in the context of enhanced anti-money laundering due diligence, the future business partner must prove to the institution that a relationship with the institution does not present any risks to the institution and that the source of funds is undoubtedly from legal sources. A reversal of the burden of proof, so to speak, applies.

A simple Google search (not to mention the professional systems available to the bank) on the search words Bensen Safa, Mondial Private Bank, Faisal Islam Bank and Djibouti should have raised serious questions for Mr. Wöhrmann and Mr. Schenck, all of which would have undoubtedly refuted Mr. Safa and Mr. Wruck before those responsible Mr. Wöhrmann and Mr. Schenck should have classified them as unobjectionable as part of enhanced anti-money laundering due diligence. Here, only excerpts:

  ̶ Mr. Safa should have proven to the bank that his source of funds was plausible and credible as exclusively legitimate income in consideration of the size of his investment, which would justify doubts considering the publicly recognizable size of the “Global CIB Group”: (a) the website of CIB Finance in Dubai attributable to Mr. Safa does not name any staff members, the office spaces in Dubai do not appear to be of any major substance (cf. https://www.hidubai.com/businesses/cib-finance-finance-legal-financial-services-trade-centre-2-dubai-3; http://taouae.com/projects/commercial/cib-finance/, (b) CIB Credit Investment Bank in Labuan, Malaysia, does have a handful of employees on its newly designed website (https://www.cibmy.com), although their qualifications do not appear to be commensurate with the demanding services offered; in addition, most of them apparently, according to information on the website, are with a fund also domiciled in Labuan, Malaysia, so the ownership relationships are untransparent and (c) Faisal Islam Bank in Northern Cypris generated a profit in 2018 of around $ 1 million and significantly less in the preceding years.

  ̶ Either Mr. Safa would have had to prove to the bank that he is not the same person as the Northern Cypriot banker Bensen Safa, who is mentioned in a African press report in connection with the smuggling of Turkish arms and the money laundering of the profits from this in Djibouti, or he would have had to prove that the article is groundless, cf. https://www.africanexponent.com/post/8592-lamu-less-of-a-threat-to-doraleh-trade-than-djiboutis-own-government; he would have possibly, to avert the classification as a person associated with a Politically Exposed Persons (PEP), had to provided further proof, because in a Chinese article in the magazine Eastday, it states [translation]:

“Aboubaker Omar Hadi, Chairman of the Djibouti Ports and Free Trade Zone Authority, has been fully involved in the operations and marketing of the ports and container terminals of Djibouti since 1992. He has often visited China and Shenzhen. China was one of the first countries to recognize Djibouti’s potential as a trading hub, and he hoped that by working with China Merchants [Group] the “Shekou model” could be successfully introduced, making Djibouti the Shenzhen or Singapore in Africa. But Hadi has been involved in trade storms in the past. Hadi reportedly maintains close ties with the Eritrean financier Isaias Dahlak and the banker Bensen Safa. The former is mysterious and financed Eritrean troops in the Tigray conflict. The latter entrepreneur once provided banking solutions for Dahlak and Hadi, and the three built an illegal logistics and financing network in the Horn of Africa around the port of Djibouti."

  ̶ Mr. Safa should have proven that he was not acting as a shadow director or fiduciary agent of the Northern Cypriot Mondial Private Bank but as the ultimate beneficial owner in the Auto1FT transaction after (a) he was described by Mr. Wruck’s company as CEO of Cyprus Intak Bank in an invitation – also available to Dr. Koch – to a negotiating round, (b) Mondial Bank was named in the Term Sheet and was only later replaced by him personally, even though he was involved in the negotiations from the start, (c) an e-mail address b.safa@mondialprivatebank.com existed, which was still active in 2021, and (d) various international press reports from Northern Cyprus, Israel and Turkey create the impression that Mr. Safa is the man actually in charge at Mondial Private Bank, cf. for example, https://www.cumhuriyet.com.tr/yazarlar/baris-terkoglu/bu-dincilerin-ahlaki-mahlaki-yok-1356768; https://www.cumhuriyet.com.tr/haber/kuresel-sirketten-naksilere-dolandiricilik-davasi-1356725; https://www.gfatf.org/archives/malaysia-using-northern-cyprus-as-hub-for-hamas-terror-financing/; http://www.efsanetan.com/mobil/gundem/unlu-is-adamindan-kktcde-mali-skandal/2732; https://kibristagundem.com/mondiale-cifte-sorusturma/;

  ̶ Mr. Safa, and in particular also Mr. Wruck, who was at the time as a registered Director of the Northern Cypriot Mondial Private Bank, should have had to prove, against the backdrop of the press articles specified above that (a) Faisal Islam Bank and Mondial Private Bank was not the Northern Cypriot-Malaysian financial arm of the Islamic Sufi sect Naqshabandi (the son of Sheik Nazim was a Director of Mondial Private Bank alongside Mr. Wruck; its largest shareholder is the estate of a Malaysian sultan and follower of Sheik Nazim) and thus excluding any link with the Iraqi organization Jaysh Rijal al-Tariq al-Naqshbandi (“JRTB”), and (b) that CIB companies in Dubai and Labuan, Malaysia, were not part of this Northern Cypriot-Malaysia financial arms, even though (1) CIB Finance’s North Cypriot branch has, on its website, the same address and even telephone number in Nicosia as Faisal Islam Bank and (2) Mr. Nizardeen Kumardeen appears on his Linked-In profile to be Head of Operations, IT and Transaction Banking CIB Dubai/Malaysia and to represent alternatively CIB and Faisal Islam Bank in Northern Cyprus.

  ̶ Mr. Safa and Mr. Wruck, in light of the press articles specified above, should have had to prove that none of the institutions specified are involved in AML-matters (cf. https://www.diyaloggazetesi.com/m/kibris/merkez-bankasi-isin-pesinde-h83614.html), in particular that the director of Faisal Islam Bank named along with Mr. Safa, Mr. Özgür Erker, and Faisal Islam Bank or Mondial Private Bank itself, has no connection with the Iranian-Turkey-gold scheme of Turkish state banks to circumvent U.S.-Iran sanctions (cf. https://stockholmcf.org/released-recording-confirms-zarrab-said-turkeys-erdogan-approved-iran-sanctions-scheme/).

In addition, the bank and the investor attorneys in Germany or Luxembourg (Arendt & Medernach) must have had indications that the funds being raised for the investor group may have been from a single source and Mr. Safa (or Mondial Private Bank) might have covered the contributions for the other members of the investor group. This is backed up by the e-mail from Mr. Wruck to his “brother” Mr. Bensen Safa, which was cited in the Wirtschaftswoche article “Top, Top, Top”, according to which he is “70% and must be on the call.” Also speaking in favor of this, is the fact that funds of the other members of the investor group were received by Auto1FT months too late and were not provided by the members of the investor group or by the Luxembourg parent company. They were paid, as documented by an auditor’s report, which is also available to Dr. Achleitner and Sewing, by a Roeder Verwaltungs GmbH for the account of Strategic Fintech Investments. The bank was also aware of this, and a retroactive interest rate change agreement was therefore concluded. Such indications were to have been excluded, or in any event they should have triggered further, possibly subsequent anti-money laundering controls.

It is possible that Mr. Wruck and Mr. Safa could easily have provided this evidence. Prior to that, however, the bank should definitely not have entered into the participation in Auto1FT with them.

Overall, in this complex and regionally highly problematic situation, the applicant considers a money laundering check in the form of a two-paged self-disclosure that is not even checked by the bank tantamount to a failure to carry out a control or a deliberate undermining by those responsible, Mr. Wöhrmann and Mr. Schenck, of the anti-money laundering rules, possibly triggered by their unreported conflicts of interest.

The bank now apparently sees this the same way. According to a report in the Süddeutsche Zeitung, the bank terminated all of Mr. Wruck’s business accounts and those of his companies in late summer 2019. According to the applicant’s information, Mr. Safa was also blocked by the bank from opening of any account whatsoever during internal investigations of this case, which began at the end of 2018, and he was blocked internally from any further business relationship with the bank. In addition, giving up and closing out the shareholding in Auto1FT and the resulting damages to the company of at least €2.5 million, according to the applicant’s information, are also primarily attributable to the failures of Mr. Wöhrmann and Mr. Schenck to report their conflicts of interest and the possible consequent breach of their obligations for the prevention of money laundering. The competent authorities, in particular the U.K. Financial Conduct Authority (FCA), which holds primary responsibility due to the booking to a London trading account, were not informed of these events by Mr. Sewing, according to the applicant’s information.

The applicant already asked the bank about these matters at the General Meeting 2021

“3. In 2018, the bank invested in Fintech Auto1 FT, but the shareholding was returned in 2020. The following questions relate to this:

  a. Did the bank perform an anti-money laundering review when establishing the holding in Auto1 FT? Did the bank submit a suspicious activity report?
  b. Was it ruled out that the bank’s co-investors were merely straw men and that 70% of the investment was from a single source?
  c. Was there an examination into why co-investors’ contributions were made months too late and not through their Luxembourg investment company, but through a Roeder Verwaltungs GmbH?
  d. Did the bank investigate the co-investors’ ties with the Northern Cypriot banks Faisal Islam Bank and Mondial Bank?
  e. Did the bank rule out that the money of the co-investors came from a misappropriation of funds (cf. https://www.cumhuriyet.com.tr/yazarlar/baris-terkoglu/bu-dincilerin-ahlaki-mahlaki-yok-1356768)?
  f. Did the bank rule out any links between co-investors or banks involved with the terrorist organization of the Iraqi organization Jaysh Rijal al-Tariq al-Naqshabandi (‘JRTN’, Army of the Men of the Naqshbandi Order)?
  g. [see above]
  h. Was Mr. Sewing informed by a former Management Board member that there are serious concerns about the co-investors’ sources of funding? What did he do about this?
  i. [see above]”

The bank stated through Prof. Dr. Simon, the Management Board member responsible for Legal, Compliance and now Anti-money laundering [highlighting by the author]:

“In mid-2018, Deutsche Bank, together with other investors, participated in a minority stake in Auto1 FT GmbH through an investment company called Strategic Fintech Investment SA.

At the time, the group of investors, which in total acquired a 79.9% stake in Auto1 FT GmbH, included a subsidiary of Allianz AG, which also acquired a minority shareholding. As part of acquiring the participation, besides the examination of financial aspects, an examination of anti-money laundering aspects was also carried out.

Deutsche Bank has also continually reviewed its participation in Auto1 FT GmbH. At the end of August 2020, the bank decided to divest its shareholding. It was subsequently closed out in November 2020.

The information we received in connection with our participation in Auto1 FT is, by its very nature, commercially sensitive and confidential information. The members of the Management Board had all necessary actions carried out with regard to the information that became known to them in accordance with their due diligence obligations.

Please understand that we are unable to comment on the details of our audits and on potential knowledge of individual bank staff.”

In relation to the question, the bank’s answer can only be understood such that the bank wants to have carried out a legally conform anti-money laundering examination upon establishing its participation in Auto1FT, which is not the case. Nor did the Management Board, let alone Mr. Sewing and Mr. Schenck, have all the necessary actions carried out with regard to the information they knew or that became known to them in accordance with their due diligence duties.

This is because the booking of the Auto1FT investment into a trading account in London established the competence of the U.K. Financial Conduct Authority (FCA) with regard to anti-money laundering regulations, which can have far-reaching consequences for the bank. In January 2017, the FCA imposed the highest fine ever issued until then at more than £ 160 million for deficiencies in the prevention of money laundering against the bank and placed it under enhanced monitoring. The Bank made a commitment to the FCA for an extensive improvement of its anti-money laundering controls. In the spring of 2020, the FCA heightened its supervision, according to a report by the Financial Times, and threatened to withdraw the bank’s banking license in the U.K. if the bank’s “serious” and “systemic” failures in money laundering prevention were not finally remedied. In addition, FCA Principle 11 requires the bank to inform the FCA of any incident that it can reasonably be expected to be informed of. According to the applicant, this never happened.

Mr. Sewing did not continually review the participation in Auto1FT either. The Bank held a stake in Auto1FT for more than a year after Mr. Wruck’s accounts had been terminated, Mr. Safa had been blocked and it was apparent that the anti-money laundering requirements had not been complied with when the shareholding was established. In addition, according to the applicant’s information, despite the knowledge of this breach, no regulatory authorities, in particular despite Principle 11 of the FCA rules, were informed of this compliance breach by Mr. Sewing, even when the shareholding was closed out furtively as well as relinquished and written off at the company’s expense in 2020. This too, taking into account the bank’s exceptionally tense relationship with the FCA concerning money laundering prevention issues, can only have been decided by the Management Board, ultimately only by Mr. Sewing, who at the time was dual hatting as Chairman of the Management Board and Head of Investment Banking.

  d) Concealing the facts of the matter in subsequent investigation]

At the end of October 2018, the bank announced the appointment of Mr. Wöhrmann as the new Chairman of the Executive Board of DWS effective as of January 1, 2019. At the end of 2018, according to the applicant’s information, it was discovered bank-internally that Mr. Safa had no adequate KYC documents. At about the same time, the Anti-Financial Crime unit was informed about the payments described above between Mr. Wruck and Mr. Wöhrmann and initiated an investigation which ultimately led to the detection of payments and suspicious activity reports against Mr. Wöhrmann and Mr. Schenck. It was also determined, according to the applicant’s information, that in any event the anti-money laundering provisions had not been complied with in relation to Mr. Safa, as described, and he was subsequently blocked by the bank, considering a suspicious activity report by Unicredit against him was brought to the attention of the bank.

The Financial Times reported in its article cited above on the questioning of Mr. Wöhrmann in this context [translation and highlighting by the author]:

“Wruck’s payment to Wöhrmann was spotted by Deutsche Bank’s Anti-Financial Crime unit and reported to the Financial Intelligence Unit (FIU), according to four people familiar with the matter. The FIU and market regulator BaFin declined to comment. Deutsche Bank said to FT that it never comments on the existence of suspicious activity reports. "It is important to understand that the suspicious activity reports are alerts of potential suspicions and not conclusions that any wrongdoing has occurred,” the bank said. “If and to the extent there are indications of a wrongdoing, we look into it.” A compliance officer at Deutsche raised the matter with Wöhrmann, who explained the Porsche background, according to people familiar with the bank’s evaluation of the issue. Deutsche decided that there was no evidence of illegal conduct but informally “admonished” Wöhrmann for acting unwisely, these people said. The bank’s compliance staff has revisited the matter, screening Wöhrmann’s bank accounts. He stated in an affidavit that he had not received any other payments from individuals linked to the Auto1 FinTech joint venture, the people said. DWS informed the FT in a statement that Wöhrmann “strenuously rejects insinuations connected to his time as head of the German private bank of Deutsche Bank.” The bank also investigated Wöhrmann’s use of a personal e-mail account during the Auto1 FinTech negotiation last summer, after Süddeutsche Zeitung flagged four business-related e-mails from a GMX address, a free German e-mail service. The lender’s Code of Conduct stipulated that “only Deutsche Bank-approved communications devices and applications may be used for the conduct of any bank business whether by e-mail, chat or other electronic messaging.” After the Süddeutsche Zeitung inquiry, the lender deemed those e-mails isolated events and innocuous. But people involved in the Auto1 Fin-Tech talks said Wöhrmann relied on his GMX account for months. “At least 50, if not 100” messages, including terms sheets, the business plan and other confidential information were sent to the account, according to one person familiar with the matter.” Wöhrmann also used the account to send e-mails sharing his views with the rest of the group. Deutsche has stepped up the probe into the e-mail usage and the Porsche payments after it “received new information”, a person familiar with the matter said. DWS said its chief executive had, in his previous role, “facilitated the talks of the involved parties of Auto 1 FinTech” and represented “the interests of Deutsche Bank at all times and instances”. The company declined to comment on the details of the money flows and the potential violations of Deutsche Bank’s e-mail policies.”

Such an investigation result indicates, in the applicant’s opinion, that the investigation into Mr. Wöhrmann’s conduct was focused by the Management Board, namely Mr. Sewing, on (1) absolving Mr. Wöhrmann in order not to have to revoke his appointment as Chairman of the Executive Board of DWS shortly after it took place, thus making public Mr. Sewing’s lack of judgement in his appointment, (2) avoiding an investigation of and assertion of claims against Mr. Schenck and (3) keeping the matter secret from the regulatory authorities.

The investigation did not address Mr. Wöhrmann’s failure to report the serious conflict of interest, even assuming the truth of the Porsche story, nor did it examine the conflict of interest indicated from the e-mails specified above as to whether

  ̶ Mr. Wöhrmann was offered a pecuniary advantage in the Auto1FT transaction by Mr. Safa and Mr. Wruck with the offer of the highly paid Chairman position,
  ̶ which meant that he had already changed sides to the investor group of Mr. Wruck and Mr. Safa,
  ̶ thereby neglecting his fiduciary obligation towards the bank to exercise due care,
  ̶ and that this ultimately meant that he ignored his prevention of money laundering duties to the bank in order to facilitate the transaction and thus his pecuniary advantage in the form of the Chairman position,
  ̶ and thereby caused damages to the bank.

From the applicant’s perspective, this is not an investigation but rather the creation of an artificial paper trail to justify the non-sanctioning of damages incurred by the company due to the misconduct by senior managers and thus a separate breach of duty by Mr. Sewing due to the cover-up. It also tantamount to not implementing the bank’s Code of Conduct. This is because if investigations of possible violations of the Code of Conduct are conducted in this way, the standards for conduct it sets out fail their objective from the very start.

Nor can it be otherwise explained that it is permissible for Mr. Wöhrmann and Mr. Sewing to portray themselves publicly in Wirecard fashion as victims of a “smear campaign” and thereby making connotations with it to the threat from “threatening letters with racist abuse”. Mr. Wöhrmann was guilty of at least serious breaches of the bank’s internal Code of Conduct, did not tell the truth about it in his internal interrogation and thereby inflicted severe financial and reputational damages to the bank. Also, according to the applicant’s information, threatening letters have been sent to Mr. Wöhrmann and other bank executives already for years now that have nothing to do with the justifiably negative press coverage of Mr. Wöhrmann. Until now, the bank’s security department has never considered it necessary to actually involve the police, because of the low threat potential. The failure of Mr. Sewing to intervene against Mr. Wöhrmann’s public relations work is therefore to be considered another cover-up action, like his statement that the investigations against Mr. Wöhrmann have so far produced nothing.

If, at the time of drawing up this request, the bank is already prepared medially to assign the role of scapegoat to the bank’s Compliance Officer and is already making him dispensable in the eyes of the public (cf. https://www.manager-magazin.de/unternehmen/banken/die-zwei-compliance-welten-bei-der-deutschen-bank-a-424e0e83-0002-0001-0000-000198528424), it confirms that no Management Board member in this bank is willing to take responsibility for compliance failures. When four bankers are simultaneously dismissed with immediate effect by the bank with high media impact for claiming a strip club visit as expenses, because the bank “objectively investigates and sanctions wrongdoing”, one seems reminded of George Orwell: All Deutschebankers are equal before the Code of Conduct, but some are more equal than others.

The lack of courage to disclose the breaches of the anti-money laundering rules to the regulatory authorities and the internal investigation aimed at absolving Mr. Wöhrmann and Mr. Schenck for the continued cover-up are grounds enough to demonstrate Mr. Sewing’s unreliability.

  e) Risk of damages

The bank is at risk of much greater financial and reputational damages from the Auto1FT transaction facilitated by Mr. Wöhrmann, in addition to the investment loss of €2.5 million.

First, the obligation to conduct enhanced anti-money laundering due diligence was not only violated when taking on the participation in Auto1FT, but also the related duty to conduct continual enhanced monitoring; Mr. Sewing should have ordered the exit from the Auto1FT participation at the latest in 2019 and informed the regulatory authorities.

Second, the bank worked on the IPO of Auto1 SE on February 4, 2021, assumed liability for the prospectus in this context and allowed a significant sale of shares to existing shareholders even during the lock-up period, although Mr. Sewing was aware of allegations against or risks to Auto1 SE that might not have been fully and accurately disclosed in the prospectus.

Third, Mr. Safa and Mr. Wruck, the latter also with photographs together with Mr. Sewing and WhatsApp communication with him, are now internationally acting as the bank’s business partners and are thus claiming to have a reputation that they may or may not deserve.

In addition to high fines imposed by the regulatory authorities for the deficient prevention of money laundering and the subsequent cover-up, there are therefore risks of prospectus liability claims against the bank, which could range into the billions in light of the 75% drop in the Auto1 SE share price since the IPO. It would be difficult to imagine the reputational risk that would arise for the bank if it is determined through a German court ruling or a settlement entered into a German court record that the Auto1FT transaction involved a business that two Northern Cypriot bankers ultimately used to siphon off pristine new funds in the triple digit millions from Auto1 SE. According to the applicant’s information, the former Co-Chairman of the bank’s Management Board, Mr. Fitschen, is already acting as an intermediary in this context.

  aa) Breach of monitoring duties

Although Mr. Sewing was aware of the breach of the enhanced anti-money laundering due diligence obligation for entering into the participation in Auto1FT through the internal investigations carried out over the course of 2019, and the account relationship with Mr. Wruck had already been terminated in late summer 2019, the bank continued to hold its stake in Auto1FT. The shareholding was even maintained after the above-mentioned Northern Cypriot banker Mr. Safa took over the majority in Auto1FT through a Safa Beteiligungs GmbH in Müllheim at the beginning of March 2020 and was the only shareholder to subscribe to a capital increase of around €19 million (cf. https://finanz-szene.de/digital-banking/eklat-bei-auto-fintech-von-deutsche-bank-und-auto1/), without Mr. Sewing having re-assessed where the money for this capital increase came from. According to the applicant’s information, this capital contribution triggered a suspicious activity report at Unicredit, which the bank promptly received knowledge of. The bank’s continued participation in Auto1FT until the end of 2020 therefore constitutes a separate violation of Mr. Sewing’s anti-money laundering monitoring obligations, which could in turn lead to separate fines.

  bb) Information on irregularities

Mr. Sewing and Dr. Achleitner were personally informed, after bank employees had already been informed in 2020, by e-mail on February 1, 2021, i.e. a few days before the Auto1 SE IPO, and with the explicit notice of alleged actions of the Auto1 management vis-à-vis Auto1FT that (a) questioned the effectiveness of the premature termination by Auto1 SE of the cooperation agreement with Auto1FT and (b) that Auto1FT claims for damages against Auto1 SE in the hundreds of millions could arise from an ineffective termination based on the originally agreed term of the cooperation contract of 20 years.

It is extremely questionable from the applicant’s perspective if this risk was presented in full and accurately on pages 14 and 105 of the IPO prospectus of Auto1 SE and if there were in fact no conflicts of interest with the bank as an underwriter – as stated in the prospectus. It is more likely from the applicant’s perspective that this information should have caused Mr. Sewing and Dr. Achleitner to issue a supplementary prospectus. This could give rise to significant claims against the bank, which originate from the participation in Auto1FT and Mr. Sewing’s subsequent cover-up actions.

In summary, the undisclosed conflicts of interest between Mr. Wöhrmann and Mr. Schenck have already caused damages of €2.5 million. They and Mr. Sewing’s subsequent cover-up actions could cause further damages for the bank in the millions or even in the billions.

cc) Risk of reputational damages

Mr. Safa introduces himself in his Linked-In profile as “Chairman-Strategic Fintech Investment SA, Luxembourg-based Fintech Investment Company form[ed, the author] by Allianz, Deutsche Bank and Bensen Safa in 2018.” The bank can only hope that Mr. Safa is a businessman of integrity, in line with the statements cited above by his lawyer, who would not use the bank’s name and former business relationship for purposes that could cause reputational damages to the bank. The same applies to the operational intention pursued with the Auto1FT.

  B. Deficient anti-money laundering controls, conflicts of interest and cover-up actions related to the participation in the company Arabesque

Completely incomprehensible in light of the above are the DWS investments in 2019 facilitated by Mr. Wöhrmann in another investment company of Mr. Wruck, Arabesque, as well as Mr. Sewing’s tolerance of them. This is because these took place in July and December 2019, already after an internal investigation had already been carried out by the bank into money laundering violations by Auto1FT and after the bank terminated Mr. Wruck’s business accounts due to mounting suspicious activity reports, including those due to payments between him and Mr. Wöhrmann himself.

  1) DWS investments in the company Arabesque

On July 18, 2019, DWS published the following press release:

“DWS Invests in the Future: Further Strengthening of AI and ESG Capabilities”

DWS Group (DWS) has acquired a minority stake of 2.68 percent in Frankfurt-based ESG-scoring provider Arabesque S-Ray GmbH. Furthermore, both parties want to cooperate going forward. The parties agreed to maintain confidentiality on the price of the transaction and further financial details. The closing of the transaction already took place.

Arabesque S-Ray offers a variety of services and products in the field of ESG. Via its innovative data tool S-Ray, it monitors and allows clients to assess the sustainability performance of more than 7,000 listed companies according to a range of parameters: Through machine learning and big data, S-Ray systematically combines over 200 environmental, social and governance (“ESG”) metrics with news signals from over 30,000 sources published in over 170 countries and derives ESG information. It offers a variety of scores that are calculated through machine learning algorithms.

DWS plans to use S-Ray’s scores as an additional source for its ESG Engine. This further enhances DWS’ leading ESG capabilities to deliver innovative tailor-made solutions to its clients. Cooperating with Arabesque and adding their outstanding expertise in sustainability and in scoring technologies, DWS underscores its pledge to use next generation ESG scores to meet future challenges as part of its overall commitment to sustainable investment.

“Sustainability is at the core of what we do,” said Asoka Wöhrmann, CEO of DWS. “We want to continue to deliver new solutions to our clients and make even better investment decisions for them in this paradigm-shifting era. Our investment in and cooperation with Arabesque S-Ray is another step for DWS towards taking a leading position in the field of sustainable investment,” [...]

In addition, DWS is in exclusive talks with Arabesque about a potential significant minority stake in Arabesque’s AI Engine to strengthen DWS’ artificial intelligence capabilities. The AI Engine combines big data, machine learning, and high-performance computing in order to build an intelligent system to especially predict stock price developments. Together, the two partners intend to develop the AI Engine further – combining DWS’s financial markets expertise with Arabesque’s digital and machine learning know-how – as the trend towards automation and digitalization in the asset management industry continues. The collaboration could also lead to new investment strategy offerings including sophisticated AI products.”

The investment in the Arabesque AI was subsequently carried out by DWS at the end of 2019. In total, DWS invested around €10 million in the subsidiaries of the company Arabesque.

  2) The company Arabesque

The Arabesque Group was founded in June 2013 by former Barclays Bank executives, including former CEO Germany and Head of Barclays Bank’s Institutional Equity Desk, Omar Selim, as an ESG-focused quantitative fund that had, however – according to the Bloomberg news agency – no success. Later, the company expanded on its asset management, by pivoting partly to big data analytics and artificial intelligence, along with an apparently further buzzword – digital assets.

The Arabesque Group seems suspicious to the applicant. Reports in serious media regularly express a reserved or negative opinion (cf. https://www.responsible-investor.com/arabesque-feature/; https://www.sueddeutsche.de/wirtschaft/esg-nachhaltigkeit-arabesque-1.5333809?reduced=true; https://www.manager-magazin.de/unternehmen/daniel-wruck-der-schattenmann-der-deutschen-wirtschaft-a-b0f77115-0002-0001-0000-000197718671; https://www.sueddeutsche.de/wirtschaft/arabesque-investoren-dws-helaba-commerzbank-1.5346527?reduced=true). Critical contributions to Wikipedia or Glassdoor are immediately removed by the company Arabesque. In contrast, the company Arabesque ensures that obviously paid “articles” or “guest contributions” are published in dubious media of the Weimer Media Group without labelling as “promotion” in such a hyped style that one is reminded of the golden age of the New Economy (“The most successful German green fintech in Frankfurt’s financial sector”; “Economy Minister Habeck’s favorite financial institution”, “Arabesque counts most of the world’s 100 largest asset managers as clients, with a total of over 120 trillion dollars under management”) (https://www.boerse-am-sonntag.de/unternehmen/unternehmens-news/artikel/europas-datenbank-fuer-nachhaltige-esg-kapitalanlagen-heit-arabesque.html; https://www.theeuropean.de/en/the-european-2/next-generation-of-solutions/; https://www.boerse-am-sonntag.de/unternehmen/unternehmens-news/artikel/entsteht-das-europaeische-moodys-fuer-gruene-geldanlagen.html). In the self-portrayal of the company Arabesque or of Mr. Wruck there is no mention of “disruptor” and “unicorn”.

The company has been running a deficit for years and has not received an unqualified going concern forecast from its auditor in recent years, without any indication of who financed the losses until 2019. Several managers, including founders, have left the company Arabesque. According to serious press reports, Commerzbank has been seeking to exit its participation in the company for some time now; its Supervisory Board prohibited an increase in the participation in the company Arabesque, despite support from the Management Board Chairman and at the time Wruck’s sub-tenant Knof. According to serious press reports, the Hessische Landesbank rules out any further investment in Arabesque. Finally, DWS wrote down all or parts of its participation in Arabesque AI as documented in its Annual Financial Statement 2021, p. 25, after only two years, and there must therefore be serious doubts about the carrying value of its investment.

So there seems to be a considerable discrepancy between the actual performance and external presentation of the company Arabesque.

  3) The links of the company Arabesque with Mr. Wruck and possibly Mr. Safa

As with Auto1FT and AppScatter, Mr. Wruck played a dual role as investor and recruiter of investors in the company Arabesque. The Bloomberg news agency writes in its article “Deutsche Bank Ties to Mysterious Dealmaker Are Caught on Camera” dated February 18, 2022 (translation of the author):

“DWS Arabesque

Another Wruck-linked company has been a challenging investment for blue-chip German firms, too. [...] Wruck had participated in an Arabesque presentation with potential business partners, according to a person familiar with the matter. He used Arabesque business cards, which stated he was a partner, but used his e-mail from the dry-ice business, Ice Field, according to a picture of the card seen by Bloomberg. Separate photos show Wruck and Selim with Wöhrmann, Sewing and Achleitner in various locations including restaurants and in an office in front of a Deutsche Bank logo. Arabesque declined to comment for this article. It said previously that Wruck did not introduce Arabesque to DWS or its senior managers to Wöhrmann. The Arabesque parent company’s losses have widened recently, according to U.K. filings. It has also endured a spate of senior departures, an employee wrote in an email reviewed by Bloomberg."

Mr. Wruck admitted to Manager Magazin, in the article quoted at the beginning, that he had a participation in Arabesque. It states:

“Arabesque’s majority shareholder is its Chief Executive Officer (CEO) Omar Selim (58), former CEO in Germany of British Barclays Bank and also close with Wruck. The latter currently holds 1% of the parent company, but can obtain up to 10% of the Arabesque shares. Apparently as pay for referral services.”

Mr. Wruck’s influence at the company Arabesque is probably extensive. The former German ambassador to Saudi Arabia, who, as the press knows, is close to him, resided with his consulting firm in Arabesque’s Frankfurt office villa. In addition, Manager Magazin reports in the article cited just above:

“In fact there still is good reason to take a closer look at the data provider. About a year ago, co-founder Andreas Feiner (43) surprisingly quit from Arabesque. The ex-CEO remains silent about his motives. Insiders claim that is also because of Wruck. Feiner did not want to cross certain lines.”

The Bloomberg article “Deutsche Bank Ties to Mysterious Dealmaker Are Caught on Camera” contains several photographs showing Mr. Selim and Mr. Wruck with Mr. Wöhrmann and Mr. Sewing and in any event before the conclusion of the Arabesque AI transaction in December 2019. Mr. Wruck’s and Mr. Selim’s close relationship was therefore also known to Mr. Sewing in any event at the time when the DWS acquired a stake in Arabesque AI.

It was apparent for Mr. Wöhrmann; and in light of the close personal relationship between Mr. Wruck and Mr. Safa, which he became aware of through the Auto1FT transaction, it should have been checked if there was also a relationship between Mr. Selim and Mr. Safa. According to the applicant’s information, Mr. Selim and Mr. Safa know each other personally. In addition, as with the Northern Cypriot Mondial Private Bank, the company Arabesque also has a not-necessarily-apparent link to Islamic circles in Malaysia. This is because in 2019, the only larger investor known by name in Arabesque funds was the fund unit of Bank Islam Malaysia Berhad (BIMB), a subsidiary of the Malaysian state-owned Hajj fund, which supports Malaysia’s devout Muslims in their pilgrimage to Mecca. It was therefore not far-fetched and before an investment was made in Arabesque, there should have been a check if there was a business relationship between Mr. Safa and the company Arabesque, for example with regard to recruiting investors in the Middle and Far East.

  4) Mr. Wöhrmann’s conflict of interest in the Arabesque investments

Mr. Wöhrmann should have recused himself from any involvement or promotion with regard to investments in the Wruck investment company Arabesque due to a serious conflict of interest. He should not have met with Mr. Wruck and Mr. Selim for discussion, as shown in the photographs in the Bloomberg article just quoted.

This is because Mr. Wöhrmann was in a predicament vis-à-vis Mr. Wruck, which arose for Mr. Wöhrmann at that time from the risk that Mr. Wruck, due to the knowledge he gained through the Auto1FT transaction, was capable at any time of revealing the untrue statements that Mr. Wöhrmann made in the bank’s internal investigations; as a result, Mr. Wöhrmann’s professional advancement was jeopardized.

This is because Mr. Wruck knew that Mr. Wöhrmann had not only used his private e-mail account during his vacation and in a casual way in the Auto1 transaction, but that he had also used it to handle extensive bank business correspondence, including in particular strictly confidential e-mails (see above), in breach of the bank’s internal rules on this account. In addition, Mr. Wruck was aware that Mr. Wöhrmann was offered a highly paid Chairman position in the Auto1FT transaction, thereby possibly also corrupting him. And, finally, he was also aware that the anti-money laundering rules were undermined by Mr. Wöhrmann within the framework of the Auto1FT transaction.

Therefore, whether the Porsche story above is true or whether it was merely a plausible cover for another transaction is no longer even relevant for Mr. Wöhrmann to have a serious conflict of interest.

It is also incomprehensible that Mr. Sewing did not intervene in any way against Mr. Wöhrmann’s further actions in Arabesque matters even though (a) he must have known about the internal investigations of Mr. Wöhrmann as a senior executive of the bank, in any event through the Management Board meetings, (b) he must have known of the investigations into the deficient anti-money laundering controls in the Auto1FT transaction, in any event through the Management Board meetings, and (c) he knew that there was also a close relationship between Arabesque and Mr. Wruck. This is a separate breach of duty by Mr. Sewing, and it can only be explained by either Mr. Sewing’s total ignorance of the bank’s internal and external policies on conflicts of interest or Dr. Achleitner’s and/or Mr. Sewing’s personal special interests in a continued cooperation with Mr. Wruck in order to recruit new shareholders for the bank (cf. C. below).

  5) Breach of the duty to perform enhanced anti-money laundering due diligence

The applicant is not aware that the DWS or the bank carried out an enhanced due diligence review of money laundering or complex structure aspects for the Arabesque transactions, although there were compelling reasons for this:

  ̶ Several suspicious activity reports were submitted by the bank concerning Mr. Wruck during the investments in Arabesque; his accounts were terminated and his relations with Mr. Safa and Northern Cypriot banks were known to the bank from the investigations of the Anti-Financial Crime Unit. Mr. Wöhrmann also knew this, because he himself was the subject of these investigations. In particular, Mr. von Rohr, the Chairman of the Supervisory Board of DWS, knew this, as he was the bank’s Management Board member responsible for Legal until mid-2019, and afterwards the bank’s Management Board member responsible for Private Bank, whose areas of functional responsibility comprised the investigations of Mr. Wöhrmann and the termination of Mr. Wruck’s customer accounts.

  ̶ In light of Mr. Wruck’s close relationship with Mr. Safa and the striking parallels with the Auto1FT transaction, it would have been imperative to check if Arabesque had business relations with Mr. Safa.

  ̶ This is because Dr. Roland Koch and White & Case again appeared before the bank as legal advisors in the Arabesque S-ray transaction, this time for Arabesque. They had already been involved in the Auto1FT transaction, according to Mr. Wöhrmann’s knowledge, in undermining the bank’s anti-money laundering system. Special care would therefore have been called for here.

  ̶ According to the data available in the Companies House, the majority shareholder of the company Arabesque, Mr. Omar Selim, had only recently transferred his residence from Egypt to the U.K., shortly before DWS’s investment. Therefore, due to the tight temporal context, enhanced anti-money laundering due diligence rules already applied to him as for geographical reasons, as Egypt is considered a country with a higher risk for money laundering.

  ̶ The structure of the Arabesque Group was very complex for a company with such sales. In addition, the S-ray technology was sold to the German entity of the Arabesque Group, so that the capital invested by DWS could theoretically flow through the purchase price claim payment to the overall Group or its shareholders or third parties, without the capital being used for the actual continued technological development. Also, in the investment into the British Arabesque AI, there was a risk due to the complex corporate structure and the company’s purpose that funds may siphoned off, as shown by the examples of Augustus Intelligence and Theranos, and that in particular the development of new technologies, that are also unclear for the investors, can lead to the disappearance altogether of investors’ funds in a black hole. One of the founders of the now insolvent Augustus Intelligence, Mr. Pascal Weinberger, the alleged “artificial intelligence prodigy” worked at Arabesque AI in 2016/2017 during the start-up phase of Arabesque, however, according to the company Arabesque, he allegedly did not work on the development of artificial intelligence. Against this background, the bank should in any event also have carried out a complex structure review.

On the one hand, this is a serious breach of duty by Mr. Wöhrmann as Chairman of the Executive Board of DWS and General Manager (Generalbevollmächtigter) of the bank.

On the other hand, however, it is also a separate serious breach of duties by Mr. Sewing and Mr. von Rohr, as Supervisory Board Chairman of DWS, who despite knowing the circumstances did not intervene in the transactions by Mr. Wöhrmann with the company Arabesque and Mr. Wruck.

Interim conclusion regarding parts A. and B.: The picture of Mr. Wöhrmann, Mr. Wruck and the company Arabesque company that would have been shown to the DWS Reputation Committee

If the DWS Reputation Committee had discussed, in accordance with Ms. Fixler’s proposal at the beginning of 2021, Mr. Wöhrmann’s intention to expand the participation in the company Arabesque and had requested information from the parent company, the following disastrous picture would have emerged:

  ̶ Within the framework of the Auto1 transaction, there were payments between Mr. Wruck and Mr. Wöhrmann and the offer of a highly paid position, which had led to serious conflicts of interest and possibly to the undermining of anti-money laundering controls and a smuggling of Northern Cypriot bankers and possibly banks into a business relationship with the bank, which Mr. Wöhrmann was responsible for;

  ̶ The bank’s internal investigations were not open and unbiased, but were recognizably conducted with the objective of absolving Mr. Wöhrmann;

  ̶ Although suspicious activity reports were filed against Mr. Wruck and Mr. Wöhrmann afterwards and the account relationship with Mr. Wruck had been terminated, Mr. Wöhrmann participated, despite serious conflicts of interest and despite knowledge of the business relationship between Mr. Wruck and Mr. Selim, in transactions with the investment company of Mr. Wruck, the company Arabesque, and provided it with around €10 million in total without adequate anti-money laundering or risk controls having been performed.

  ̶ Mr. von Rohr did not intervene in his function as Chairman of the Supervisory Board of DWS, despite knowledge of the circumstances due to the peer pressure created on the Management Board, neither did Mr. Sewing, who also knew of Mr. Wruck’s personal interests in the Arabesque investments, Mr. Wöhrmann’s conflicts of interest and Mr. Wruck’s problematic suspicions of money laundering.

In any event, the DWS Reputation Committee would have had to inform the bank’s Supervisory Board of these findings, due to the seriousness of the breaches, and under these circumstances the regulatory authorities. An extension of Mr. Wöhrmann’s Executive Board service contract at DWS, which was pending at precisely this time, would have been impossible under these circumstances, just like any further business with the company Arabesque.

On the contrary, questions would have had to be raised as to why Mr. Wöhrmann was appointed Chairman of the Executive Board of DWS in the past or why he was not immediately removed from office when the results of the internal investigations were final.

The Wöhrmann problem thus threatened to move to the bank’s management level, in particular Mr. Sewing. A referral to the DWS Reputation Committee had to be prevented. For this reason, Ms. Fixler had to be removed.

  C. Continuation of cooperation with Mr. Wruck, suspected of money laundering, by Dr. Achleitner and Mr. Sewing

  1. Attempt by Dr. Achleitner to raise capital from the Saudi Public Investment Fund in breach of his statutory area of responsibility
  a) Dr. Achleitner’s breaches of duty

In accordance with the provisions of the Stock Corporation Act (AktG) and German Banking Act (KWG), the European Banking Authority’s Guidelines on Internal Governance under Title II (1) No. 21 provide for a strict separation of responsibilities between the management (executive) function or Management Board and the supervisory (non-executive) function or Supervisory Board [translation by the author]:

“The duties of the management body should be clearly defined, distinguishing between the duties of the management (executive) function and the supervisory (non-executive) function.”

In its article of March 4, 2022, “Deutsche Bank’s Mystery Middleman Sat In On Saudi Stake Plans”, the Bloomberg news agency reported that [translation by the author]:

“Deutsche Bank AG did not just rely on obscure German businessman Daniel Wruck for advice when making investments in small start-ups – but apparently had him in the room when discussing the possibility of Saudi Arabia becoming an anchor investor during turbulent times. In fall 2019, Wruck, proprietor of a dry-ice industrial cleaning company based outside Frankfurt, attended a dinner in Manhattan which featured, among others, two of corporate Germany’s biggest power-brokers, Deutsche Bank AG Supervisory Board Chairman Paul Achleitner and former Siemens AG Chief Executive Officer Klaus Kleinfeld, according to people familiar with the matter.”

According to the applicant’s information, Mr. Wruck had arranged this meeting for Dr. Achleitner precisely at the time between the two Arabesque investments of DWS in the second half of 2019 under the pretext that he could establish contacts with the Saudi sovereign wealth fund Public Investment Fund (PIF) in order to arrange an anchor shareholder status in Deutsche Bank for PIF.

At that time, Dr. Achleitner was in the difficult situation of having to act to retain his position as Supervisory Board Chairman by recruiting a new block of votes to replace the HNA votes that he lost. Bloomberg continues to report in the article cited above [translation by the author]:

“Achleitner himself was under attack at the time from some of Deutsche Bank’s biggest shareholders who laid blame at his feet for the falling value of their stakes in the ailing lender.”

Shareholders and regulators do not want to know what took place in the run-up to the General Meeting in May 2019 so that (a) Dr. Achleitner’s actions of management were ratified by 70% of the vote, (b) the Qatari representative on the Supervisory Board, Prof. Dr. Simon, like a snowflake – without any management experience and without any experience of dealing with Anglo-American regulators – was able to fall from the Supervisory Board into the Management Board and (c) another Qatari representative, Mr. Zeltner, was appointed by the court to the Supervisory Board as a replacement for Mr. Simon, without the approval of the regulatory authorities, so that the banking regulators forced him to resign shortly afterwards due to a conflict of interest.

Against this backdrop, it is unclear whether the meeting with the PIF was arranged at the initiative of Dr. Achleitner, or whether Mr. Wruck exploited Dr. Achleitner’s predicament specifically for an infeasible criminal plan to achieve a solution – through a Saudi anchor shareholder stake in the bank – for clients from the defense industry to the German government’s ban on weapon exports to Saudi Arabia.

Dr. Achleitner was in any event under the influence of the “rich sheik syndrome” due to his impaired judgement as a result of his predicament. This is because Mr. Wruck had no reliable contacts at all in the PIF. In fact, according to the applicant’s information, he was completely unknown at the operational decision-making level of the PIF, as a control call by a person, who actually had contacts at the PIF at the time, found out. Mr. Kleinfeld was only associated through a minor consultancy agreement with the PIF, and according to press reports it is likely that Mr. Wruck had met him for the first time only recently before.

According to the applicant’s information, Dr. Achleitner presented an investment case to Mr. Kleinfeld as a “representative” of the “PIF” according to which the bank, due to its outstanding technology and its diverse investments in start-up companies, is not merely a bank but a fintech company, which in the future will primarily offer banking services as a service. According to the applicant’s information, he then agreed to make “his” best people available for a detailed presentation to the PIF.

The applicant does not know of such a corporate strategy on the part of the bank from its official capital market communications from the year 2019; possibly Mr. Achleitner anticipated in his statements the bank-internal software entity Breakingwave, which was subsequently founded in December 2019.

In addition, Dr. Achleitner had no authority or license under the Stock Corporation Act (AktG) or the German Banking Act (KWG) to solicit investors, as this is solely a task of the CEO or Management Board. Nor did he have the necessary U.S. FINRA license to solicit investors in the U.S..

The Bloomberg news agency reported in the article just cited above furthermore [translation by the author]:

“Deutsche Bank dispatched a pair of senior executives to New York later that year to discuss the terms of a deal in more detail with Kleinfeld, the people said. As part of the effort, a document was drafted pitching the upside for Deutsche Bank shares and the strategic steps the bank would take in coming years, according to a copy of the document.”

According to the applicant’s information, however, these were not members of the Management Board or employees of the responsible Investor Relations Department. Dr. Achleitner’s “best people”, according to the applicant’s information, were the Head of the Legal Department at the time and the now incumbent Management Board member von zur Mühlen, who was still Head of the bank’s Corporate Strategy at the end of 2019. It is not clear if this delegation took place without the Management Board’s and in particular Mr. Sewing’s knowledge or if Mr. Sewing knew of this delegation and had approved it.

This is highly problematic for several reasons:

  ̶ Neither the Head of the Legal Department nor Mr. von zur Mühlen had the necessary U.S. FINRA approvals to solicit shares in the U.S.;

  ̶ This was a flagrant violation by Dr. Achleitner and Mr. Sewing of the bank’s internal governance rules and of the Stock Corporation Act (AktG), the German Banking Act (KWG) and the EBA Governance Guidelines; Dr. Achleitner should not have engaged in this solicitation, nor should it have been tolerated by or let along supported by Mr. Sewing

  ̶ The delegation of Mr. von zur Mühlen was also problematic because at that time an investigative proceeding of the ECB was ongoing against him concerning the unapproved repurchase of hybrid bonds, which could also have led to further proceedings by the securities supervisors for undue influence on the bank’s bond prices and refinancing interest rates (cf. https://www.süddeutsche.de/wirtschaft/deutsche-bank-ezb-anleihen-1.4604083); he was at this time unreliable, which Mr. Sewing should have observed;

  ̶ Primarily, however, the delegation of Mr. von zur Mühlen was highly problematic because he, according to Mr. Sewing’s knowledge, was in the middle of preparing the bank’s so-called Investor Deep Dive on December 10, 2019, at which the bank intended to provide all investors with detailed information on its future strategy following the announced restructuring program. It is unclear whether the presentation prepared by Mr. von zur Mühlen for the PIF was – as otherwise usual – examined in detail by the Investor Relations department to determine if it contained price sensitive non-public information which, in particular, under certain circumstances could have led to a breach of the U.S. Fair Disclosure Act.

In general, this incident presents an image of the bank’s internal governance in which the Chairman of the Supervisory Board can either act as a de facto management board member by going around Mr. Sewing or, however, Mr. Sewing tolerates without objections or even welcomes that the Supervisory Board Chairman takes on Management Board tasks and thus causes significant regulatory risks for the bank. Both preclude Mr. Sewing’s reliability for the future because he apparently does not summon up the courage to enforce a legally conform corporate governance in the bank.

In addition, the continued cooperation with Mr. Wruck eliminates Dr. Achleitner’s credibility. A few days before the publication of the Bloomberg article on the business meeting between Dr. Achleitner, Mr. Wruck and the PIF, and following the emergence of the photographs showing him with Mr. Wruck, Dr. Achleitner had the bank inform Bloomberg already on February 18, 2022 [translation by the author]:

“Deutsche Bank did not want to comment on most of the points, but said Achleitner has no business ties with Wruck.”

Accordingly, the bank’s public statements are also not credible that Mr. Achleitner did not know about the termination of Mr. Wruck’s accounts before the PIF meeting “for compliance reasons.” On the one hand, Mr. Wruck will have complained loudly to him about this, on the other hand, the Supervisory Board is kept informed by the Anti-Financial Crime unit of significant incidents. Due to the incidents involving Mr. Wöhrmann and Mr. Wruck, Mr. Wruck was not just another client but rather problematic anti-money laundering case to be dealt with at the senior management level.

  b) Mr. Sewing’s further cooperation with Mr. Wruck

According to Title IV (9) No. 98 of the European Banking Authority’s Guidelines on Internal Governance of banks, it is the Management Board’s duty to establish a strong risk culture in the bank and to serve as a role model. It says [translation by the author]:

“A strong risk culture should include but is not necessarily limited to:

a. Tone from the top: The management body is responsible for setting and communicating the institution’s core values and expectations. The behavior of its members should reflect the values. [...]”

Nevertheless, Mr. Sewing continued his cooperation with Mr. Wruck in the second half of 2019. For instance, Bloomberg reports, in the aforementioned article that Mr. Wruck arranged a meeting between Mr. Sewing and Mr. Stanley Chera, a real estate mogul, in New York during this period. Mr. Sewing’s meeting with Mr. Omar Selim and Mr. Wruck also took place during this period, and the photograph of Mr. Sewing with Mr. Omar Selim and Mr. Wruck published by Bloomberg was taken in the bank’s New York branch.

However, Mr. Sewing went even further. In its article dated February 24, 2022, “The Deutsche Bank CEO and his dubious chat partner”, the Süddeutsche Zeitung reported:

“The WhatsApp message style is familiar, everyone uses first names, makes jokes and sends friendly emojis. Christian Sewing, at this time in early September 2019 already the CEO of Deutsche Bank for more than a year, seems to be in a good mood. Sitting on a flight to China, Sewing writes in a chat on his private mobile phone. It is a government machine, the Chancellor is taking a delegation of business leaders to Beijing, and the most powerful German banker, of course, is among them.

The name of Sewing’s chat partner is Daniel Wruck, an obscure businessman with the best contacts on the top floors of the German economy and politics. Mr. Wruck is apparently joking about Deutsche Bank’s share price, which at the time is alarmingly low. Sewing should be so kind as to keep buying, he writes, and wishes him a nice day. The banker responds with emojis laughing to tears. In summer, he had announced that he intended to invest a “significant amount” in Deutsche Bank shares to demonstrate that he believes in his restructuring plan.

Wruck apparently also used such chats to prove his direct link to the CEO of Deutsche Bank to his other contacts. The SZ has an excerpt of the chat. For Deutsche Bank employees, chatting on one’s own private mobile phone in this way can end unpleasantly: The bank’s conduct rules prohibit the use of private devices for business matters. Only a few days ago, the bank again explicitly warned its employees against this. The timing of the WhatsApp chat is also noteworthy: Shortly before the two men chatted so casually, Deutsche Bank had terminated all of Wruck’s business accounts according to the SZ’s information.

Banks are very reluctant to do so with good clients. Before being shown the door, however, Wruck had drawn attention through several transactions; the bank submitted suspicious activity reports about them to the authorities. [...]”

Each shareholder is free to decide for himself if emojis laughing to tears is an appropriate reaction from a CEO of the bank with a share price of around €7.00.

With regard to the reservations raised here by the applicant relating to Mr. Sewing’s lack of reliability and/or suitability to lead the management of a high-risk, global systemically important bank, however, the following key conclusions are drawn from the above:

  ̶ Mr. Sewing continued his business relationship and apparently also his personal relationship with Mr. Wruck after Mr. Sewing knew that his bank accounts with the bank had been terminated because of serious money laundering concerns, after the bank saw itself forced to submit a suspicious activity report against its own high-ranking employee Wöhrmann in connection with Mr. Wruck, after the Anti-Financial Crime unit had investigated cash transfers between Mr. Wöhrmann and Mr. Wruck, after the bank’s money laundering prevention systems had been undermined also through Mr. Wruck’s influence by two Northern Cypriot bankers, and after there had been internal investigations into conflicts of interest and violations of anti-money laundering duties in connection Mr. Wruck.

  ̶ Mr. Sewing let photographs be taken of him together with Mr. Wruck at the time, although he knew that there were serious indications for a suspicion of money laundering on the part Mr. Wruck, and although he knew or should have known that Mr. Wruck could use this photograph to cultivate a reputation with third parties that he possibly does not have.

  ̶ Mr. Sewing chatted with Mr. Wruck at this time as a business partner and (potential) investor in the bank’s shares using an encrypted channel banned by the bank for business-related communication since the beginning of 2017 about a share buyback program recently announced by Mr. Sewing, without referring Mr. Wruck to the Investor Relations department or at least to officially approved communication channels. With regard to the reputation-garnishing by forwarding such chats to third parties, the same comments apply correspondingly to the photo taken together.

  ̶ Mr. Sewing shared information with Mr. Wruck, indicating a close personal relationship with a person under suspicion of money laundering.

This behavior reveals a complete ignorance on the part of Mr. Sewing as Chairman of the bank’s Management Board concerning the bank’s risk and compliance requirements and the obligation to safeguard the bank from reputational damages in suspected money laundering cases. The conduct documents a particularly childish assessment of the risk vis-à-vis a person suspected of money laundering and a deficient personal judgement that precludes Mr. Sewing’s reliability or suitability to lead a high-risk, global systemically important bank.

This is not an isolated case, but – as shown in following case of Hwang/Archegos – a pattern of behavior by Mr. Sewing, which on the one hand exposes the bank to disproportionate financial and reputational risks, and on the other hand, already deprives Mr. Sewing of any moral authority to gain the bank’s staff’s adherence to the Code of Conduct and to pursue violations. For example, how can Mr. Sewing hold Mr. Wöhrmann accountable for using prohibited communication channels when he himself uses prohibited, encrypted instant messenger such as WhatsApp for business purposes?

  D. Breaches of internal governance, risk management principles and triggering of possible insider investigations into the bank by Dr. Achleitner and Mr. Sewing

The Management Board’s obligation to minimize risk not only concerns financial risks in the strict sense, but also covers the prevention of other operational risks. The European Banking Authority’s Guidelines on Internal Governance of banks under Title IV (10) No. 99 f. prescribes in this context the following [translation and emphasis by the author]:

“The management body itself should develop, adopt, adhere to and promote high ethical and professional standards, taking into account the specific needs and characteristics of the institution, and should ensure the implementation of such standards (through a Code of Conduct or similar instrument). The management body should also oversee adherence to these standards by staff. [...] [...] The implemented standards should aim at enhancing the institution’s robust governance arrangements and reducing the risks to which the institution is exposed, in particular operational and reputational risks, which can have a considerable adverse impact on an institution’s profitability and sustainability through fines, litigation costs, restrictions imposed by competent authorities, other financial and criminal penalties, and the loss of brand value and consumer confidence.”

On March 22, 2022, the Financial Times published the article “Archegos quietly built stake in Deutsche Bank“ [i.e. roughly in German: Archegos baute heimlich Beteiligung an der Deutschen Bank auf] and the commentary “Deutsche Bank/Bill Hwang: courting disgraced investor dents lender’s reputation” [roughly: Deutsche Bank/Bill Hwang: Umwerben eines in Verruf geratenen Investors beschädigt den Ruf des Kreditgebers].

In summary, the articles state that:

  ̶ from the end of 2018, Dr. Achleitner, and then Mr. Sewing and Mr. von zur Mühlen

  ̶ upon the referral of a former bank employee dismissed for cause, Hakan Wohlin, for whose conduct the bank had to pay €175 million based on a settlement and who had a close personal friendship with Mr. von zu Mühlen

  ̶ negotiated with a convicted New York insider trader in bank shares

  ̶ about a stake in the bank,

  ̶ and in connection with this, potentially established or expanded a risk exposure in the billions in the “Prime Brokerage” business unit to be disposed of for this insider trader, and

  ̶ in disregarding all of the bank’s compliance and risk requirements, conducted discussions with the insider trader in some cases alone without the presence of the Investor Relations department,

  ̶ leading to direct acquisitions of positions in the bank by the convicted insider trader,

  ̶ which were then communicated to Mr. Sewing using encrypted instant messengers,

  although it is not clear if these share purchases or encrypted messages were ever been reported to the bank’s Compliance department,

  and then, in early 2021, while other banks made losses totaling $ 10 billion through the collapse of Mr. Hwang’s Family Office, even though Deutsche Bank did not participate in the decisive bank meeting in New York, it exited the business relationship with Mr. Hwang fully unscathed.

On top of this, in order to conceal the extensive legal and compliance violations relating to this, shareholders were given to some extent incomplete and to some extent misleading information at the General Meeting about the facts of the matter by the Management Board.

Further details on this:

  1. Archegos Capital/Bill Hwang

Mr. Bill Hwang was the founder and former chief owner of the hedge funds Tiger Asia Management Fund and Tiger Asia Partners, which invested mainly in Asian and Chinese positions from New York. According to findings by the U.S. Securities Exchange Commission (SEC) in 2012, he engaged in insider trading and market manipulation in connection with Chinese bank shares and had to accept a fine ranging the mid-double-digit millions. Mr. Hwang also lost his license to manage investment capital for investors in the U.S.. Allegations also arose in particular from the fact that, despite the signing of Wall-Crossing agreements (formal confidentiality agreements under which an institutional investor undertakes not to trade using insider information made available to him), Mr. Hwang acted on the basis of insider information provided to him. In its press release, the SEC expressly criticized Mr. Hwang [translation by the author]:

“Hwang betrayed his duty of confidentiality by trading ahead of the private placements [...]”

In Hong Kong, the Market Misconduct Tribunal there banned Mr. Hwang from trading in September 2014 in all stocks and derivatives traded in Hong Kong for four years. In an extremely unusual step, the Tribunal stated in both the judgement and the press release [translation by the author]:

"In its decision, the MMT found that Hwang’s conduct constituted ‘serious misconduct’ and showed that ‘little trust can be placed in Bill Hwang’s integrity.’”

As a result of the prohibition on managing investor funds, Mr. Hwang subsequently established Archegos Capital in New York, a family office, so to speak, to manage his own assets and those of his relatives. Archegos Capital imploded at the beginning of 2021 as it was no longer able to meet margin call requirements on margin loans in the double-digit billions. Although virtually all banks that had concluded margin loans with Archegos Capital suffered losses in the billions, it was Deutsche Bank of all banks– which was neither represented at the decisive bank meeting in New York nor, like the other banks, had a functioning equity trading department – came out of the situation with virtually no losses, allegedly because of superior credit risk management.

Mr. Sewing entered into a business relationship with Mr. Hwang, despite the publicly known insider allegations and the apparent character weaknesses of Mr. Hwang, and even negotiated a stake in the bank with him at the end of 2018. The applicant asked the Management Board about this at the General Meeting 2021 as follows:

"With regard to Archegos Capital Management matters:

The bank worked as a prime broker for Archegos Capital Management. The collapse of this Family Office of Mr. Bill Hwang triggered losses in the billions at banks around the world. The following questions about this, in particular against the backdrop of the Management Board Chairman’s statement that a Jeffrey Epstein case should no longer occur, are:

1. When was the business relationship established between the bank and Archegos Capital Management and/or Mr. Hwang?

2. Was the bank aware when establishing the business relationship that Mr. Hwang and his former investment funds were involved in insider trading activities, had to accept fines in the double-digit millions and were banned in the U.S. and Hong Kong from the securities business and trading in listed securities? If not, why not? If it was aware, why was the business relationship established anyway?

Mr. von Moltke replied for the Management Board as documented by a stenographic transcript [emphasis by the author]:

"Let me briefly address the question about Archegos and our Prime Finance business. We cannot comment on the details of the business relationship with Archegos Capital Management. The customer was accepted in accordance with our due diligence standards and processes for customer controls, known as the “Know-Your-Customer” process. The relevant news reports on regulatory proceedings were examined and discussed as part of the assessment of the customer relationship and its scope. Here too, we cannot comment on the further details.

This is very alarming not only in this individual case from risk perspective. If forms part of a pattern in which the bank enters into a client relationship solely for profit-making aims while disregarding reputational risks that subsequently cause at the very least severe reputational damages. Recent examples include Mr. Trump, with whom no Wall Street bank was willing to do business any more at the time the business relationship was established, Mr. Jeffrey Epstein, whose client relationship led to massive fines for the bank, Mr. Markus Braun, CEO of Wirecard AG (even following allegations against Wirecard AG), and now Mr. Bill Hwang, a convicted insider trader.

The only difference in the case of Archegos Capital is that Mr. Sewing cannot hide behind subordinate staff members; he personally led the discussions with Mr. Hwang and must therefore accept full responsibility for this.

2) The referral agent, Mr. Hakan Wohlin

Mr. Hakan Wohlin was an employee of the bank’s investment banking division for many years, in his last position as Global Head of Debt Origination. According to the applicant’s information, he was forced to leave the bank in 2015 upon a dismissal for cause. He maintained and maintains a close friendship with the Management Board member Mr. von zur Mühlen, which was and is known to the bank’s management.

In 2016, Vestia Groep, a Dutch public housing corporate, sued the bank for interest rate derivatives disadvantageous to Vestia Group that were entered into as a result of indirect bribery and excessive entertainment that the bank employee offered to the employee responsible at Vestia Group. Mr. Wohlin, who was apparently involved in these entertainment activities, admitted in his witness testimony in June 2019 that expense claims submitted to the bank had been falsified. The Bloomberg news agency reported [translation and anonymization by the author]:

“‘Overpriced’ sushi, ‘bubbly’ wine and varying accounts of how many people ate a $1,520 meal at a Michelin-starred restaurant: A former senior Deutsche Bank AG executive offered an insight into the bank’s client entertainment as he testified in a bribery lawsuit against the lender.

Hakan Wohlin, the bank’s former Global Head of Debt Origination, said there was nothing wrong with the way the firm entertained Mr. X, Head of Treasury and Controlling at Stichting Vestia, a Dutch public housing corporation that was a client of the bank. Vestia claims the lavish entertainment amounted to bribing Mr. X.

But he also offered an insight into how the bank handled large expense claims for entertainment, saying it ‘was not uncommon’ for the bank’s employees to add extra names to expense reports to make it look like more people were present.

‘It is perhaps not correct but it was common that it happened,’ he said. The bank’s London office seems to have had a spending limit of £100 ($127) per person , Vestia said in its filings for the case.’

Shortly after Mr. Wohlin’s testimony, the bank agreed in July 2019 to pay Vestia Group €175 million to settle the lawsuit.

Although Mr. Wohlin had been dismissed by the bank for cause, although Mr. Wohlin had admitted in his testimony that he submitted a fraudulent expense claim to the bank, and although the bank had to pay €175 million to Vestia Group due to the incidents Mr. Wohlin was involved in, Dr. Achleitner and Mr. Sewing used Mr. Wohlin starting 2018 as referral agent for soliciting hedge fund shareholders in New York (another example seems to be Dan Loeb from Third Point). Furthermore, according to the applicant’s information, Mr. Wohlin was to receive an employment or consultant contract with DWS; this was driven by Mr. Wöhrmann, but was stopped at the last minute by the Supervisory Board of DWS.

For such a serious breach of any risk management requirements within a brief period in connection with a payment of €175 million from the company’s assets, there can only be three plausible explanations from the applicant’s perspective that become increasing more alarming:

  ̶ Dr. Achleitner, in order to attract a block of share votes favorable to him, and Mr. Sewing, for the purposes of increasing the bank’s share price to facilitate his professional advancement were simply indifferent to the fact that Mr. Wohlin in any event contributed to causing a legal settlement that cost the bank €175 million and had admitted entertainment expense fraud to the bank;

  ̶ Dr. Achleitner and Mr. Sewing agreed to the €175 million settlement so that they could continue to work with Mr. Wohlin in pursuit of their special interests, or

  ̶ Dr. Achleitner and Mr. Sewing worked with Mr. Wohlin so that he gave the witness testimony in the form described above but concealed the bank’s involvement in further indirect bribery payments.

Each of these actions is in breach of the company’s interests and every conceivable risk management regulation.

But that is not enough. The applicant asked the Management Board at the General Meeting 2021 about the role of Mr. Hakan Wohlin as follows:

“A former senior staff member of the bank was a consultant for Archegos. Did he have an influence on (a) establishing the bank’s business relationship with Archegos and/or (b) the timely disposal of the shares upon Archegos’s collapse?

Mr. von Moltke replied for the Management Board as documented by a stenographic transcript [emphasis by the author]:

“Even before the insolvency of Archegos, Deutsche Bank was working to minimize the total loss calculated in stress testing to a minimal level through a conservative collateralization, a more appropriate portfolio diversification and a more balanced long-short positioning. The bank acted in the recovery of the collateral within the framework of its contractual rights. A former senior bank staff member who is said to now work as an advisor to the client did not play any role in this – contrary to what was suggested in the question.”

To the applicant, this information appears to be extremely suspicious. This is because the Management Board deliberately avoided any statement about whether Mr. Hakan Wohlin was involved in the discussions for the purposes of Mr. Hwang investing in the bank, in establishing the business relationship in the billions between the bank and Mr. Hwang or in increasing the margin facilities for him. It thus avoided providing any information on whether Dr. Achleitner and Mr. Sewing, in pursuit of their special interests, took on risks in the billions charged to the bank in order to persuade Mr. Hwang to obtain a stake. This meant another serious breach of duty, in particular against the backdrop that the risk-laden Prime Brokerage business was supposed to be exited.

  3) Attempted soliciting initiated by Dr. Achleitner

The Financial Times reported in the article cited directly above [translation by the author]:

“Archegos began building a stake in Deutsche [Bank, author’s note] in 2019 as Hwang, a former hedge fund manager, met several times with the bank’s management board chairman, Christian Sewing, and at least once with management board chairman Paul Achleitner, said three people familiar with the matter.”

According to the applicant’s information, the attempt at soliciting a stake from Archegos Capital was initiated by Dr. Achleitner, who was the first to visit Mr. Hwang, upon the referral by Mr. Hakan Wohlin. As in the PIF case described above, Dr. Achleitner breached various governance and U.S. securities regulations without Mr. Sewing intervening. More serious, however, according to the applicant’s information, is that the talks between Dr. Achleitner and Mr. Hwang were not limited to a participation in the bank, but also included the proposal that Mr. Hwang could take over the so-called collar from HNA Group (i.e. the combination of reciprocal buy-and-sell options that constituted HNA Group’s “participation” in the bank). According to the applicant’s information, data relating to this collar were forwarded to Mr. Wohlin/Hwang, who may have enabled Mr. Hwang, as an experienced trader, to position himself against the delta hedging (i.e. the opposite hedges) of the lead bank for the collar, UBS. It is also unclear if Dr. Achleitner, despite Mr. Hwang’s well-known reputation as an insider-trader, insisted on a signing of a mandatorily required non-disclosure agreement (Crossing-the-wall-agreement, see above).

According to the applicant’s information, Mr. Hwang wanted to meet the man who “knows company and the figures” before making an investment decision. Dr. Achleitner then sent Mr. Sewing to continue the discussions with Mr. Hwang.

Apart from the legal and compliance violations by Dr. Achleitner through the independent soliciting of a shareholding in the company, there is another worrying pattern from this incident. The “participation” of the HNA Group, which was already over-indebted at the time and is now insolvent and broken apart, was negotiated in 2017 by Dr. Achleitner with Mr. Christian Angermann, a capital market participant, who the applicant considers to be suspicious indeed, in circumventing Management Board Chairman Cryan, who refused to speak with this “shareholder” at all for understandable reasons. The solicitation attempt relating to the PIF took place at the referral of Mr. Wruck, whose reputation, based on the statements above, can only be considered doubtful by the applicant. Dr. Achleitner had the solicitation of Archegos arranged by Mr. Wohlin, who in any event did not have an adequate reputation and integrity from the bank’s perspective. For Dr. Achleitner’s pattern of involving questionable referral agents for the (attempted) solicitation of anchor shareholders, the applicant has only two plausible explanations:

  ̶ Either there are no reputable investment banks or advisers for such attempts to solicit shareholders, considering that a solicitation of anchor shareholders for the bank from among renowned institutional investors is practically futile and therefore unattractive for reputable investment banks, or

  ̶ Dr. Achleitner deliberately involved these questionable investment referral agents because a fee-sharing was agreed with them that a reputable investment bank could not have accepted.

  4) Mr. Sewing’s talks with Mr. Hwang

The Financial Times also reports in its article [translation and emphasis by the author]:

“The meetings, which included several at the Manhattan headquarters of Archegos and one at the high-end restaurant Jean-Georges overlooking Central Park, started in late 2018 when Deutsche was under intense pressure to revive a languishing share price and overhaul its strategy. [...] The meetings show the close ties Hwang forged with Deutsche’s top brass. Besides Sewing and Achleitner, Deutsche’s then head of strategy and now Asia chief Alexander von zur Mühlen, and James Rivett, then head of investor relations, took part in some meetings. However, on one occasion, Sewing was the only Deutsche representative who attended, according to people familiar with the matter. Lawyers for Hwang and Archegos declined to comment. Wohlin, who remained on friendly terms with Achleitner and Sewing and now runs an advisory firm in New York, was hired by Hwang as a senior adviser in late 2019 after setting up the contact. He attended the meeting at Jean-Georges, and subsequently sent Sewing a text message, a copy of which was seen by the Financial Times, noting that Archegos ‘bought some more shares after our lunch. But have not verified amount with Bill.’”

This paints the following disastrous picture, regardless of whether Mr. Hwang acquired derivatives on one or two percent of the bank’s shares, which according to the Financial Times there are contradictory statements:

  ̶ The Management Board Chairman of Germany’s biggest bank met without any safeguarding precaution of the Investor Relations department alone with a convicted insider trader in a dimly lit New York restaurant, after which he was notified by Mr. Wohlin through an encrypted WhatsApp or IMessage that Mr. Hwang had bought some more shares;

  ̶ Also involved in soliciting a participation from Mr. Hwang was Mr. von zur Mühlen, who (a) had a close friendship with Mr. Wohlin and (b) worked on strictly confidential projects of the bank in 2018/19, including talks on a possible merger with UBS or Commerzbank as well as the “restructuring plan” announced in mid-2019; and

  ̶ With his connection to the bank, Mr. Wohlin appears to have created such a value for Mr. Hwang that he was hired by Mr. Hwang to a senior advisor position at the end of 2019; shortly afterwards Mr. von zur Mühlen became a member of the bank’s Management Board.

This incident again shows a childish risk assessment and ignorance of any risk and compliance requirements on the part of Mr. Sewing. Solely a meeting of a Management Board Chairman of a listed major bank with a convicted insider trader in a New York restaurant during ongoing discussions of a participation without the safeguarding presence of person who could prevent an (unintentional) disclosure of non-public price-sensitive information or records of what was said shows the absence of any of the necessary risk awareness and critical judgement on the part of Mr. Sewing.

Moreover, after further share purchases were made by Mr. Hwang and Mr. Sewing was informed about them through an encrypted business chat message, Mr. Sewing should have involved the Compliance department for risk mitigation in order to determine how the responsible U.S. authorities are to be informed. Here, too, all the principles of risk-minimizing behavior on bank’s behalf were abandoned by Mr. Sewing.

Now that this has become known in the press, the SEC and the U.S. Department of Justice are likely to extend their already ongoing investigations into Archegos Capital and Mr. Hwang to include Dr. Achleitner, Mr. Sewing, Mr. von zur Mühlen and the bank, for example, on suspicion of illegal “tipping” off or the alleged violation of the U.S. Fair Disclosure Act. This is precisely one of the consequences that the compliance rules specified at the beginning are intended to prevent.

Mr. von zur Mühlen should also not have been involved in attempted solicitation of a stake from Archegos Capital due to his personal friendship with Mr. Wohlin and his confidential work at the bank. This is because there was a personal conflict of interest, because the relationship as a friend with Mr. Wohlin necessarily undermined the strict confidentiality on bank internal affairs, in particular if Mr. Wohlin had corresponded with Mr. von zu Mühlen, as with Mr. Sewing, via encrypted chat channels. Again, this shows Mr. Sewing’s ignorance of the bank-internal compliance regulations, as well as a deficient risk awareness and judgement.

Second interim conclusion: impossibility of appropriately sanctioning of Mr. Wöhrmann’s misconduct due to serious misconduct on the part of Dr. Achleitner and Mr. Sewing based on special interests and the predicament this triggered

Mr. Wöhrmann was almost certainly aware both of the meetings with the PIF arranged by Mr. Wruck and of the meeting between Mr. Wruck, Mr. Selim and Mr. Sewing. This is because he interacted with Mr. Wruck until the end of 2019 in connection with the Arabesque AI transaction. In addition, Mr. Wöhrmann was aware of the solicitation attempts vis-à-vis Mr. Hwang. According to the applicant’s information, Mr. Wohlin also offered him such a meeting. In addition, Mr. Wohlin was supposed to receive an employment or consultant contract with DWS, which was driven by Mr. Wöhrmann.

Mr. Wöhrmann’s misconduct, which was discovered by the DWS Reputation Committee, could therefore not have been properly sanctioned by Dr. Achleitner and Mr. Sewing, because there was the risk that Mr. Wöhrmann could reveal serious wrongdoing on the part of Dr. Achleitner and Mr. Sewing. Mr. Sewing already lacks any moral authority to sanction Mr. Wöhrmann for the use of prohibited communication channels, as he showed, in setting the “tone from the top” of the bank, that it is fully acceptable and a matter of course to use an encrypted messenger such as WhatsApp or other prohibited communication channels for the communication of bank business affairs, despite the explicit ban on this since 2017. Due to Mr. Sewing’s own naive risk assessment in dealing with the money laundering suspect Mr. Wruck, he can hardly hold Mr. Wöhrmann accountable for his serious missteps. This is because Mr. Sewing was still interacting with Mr. Wruck after the Anti-Financial Crime unit had investigated and several suspicious activity reports against Mr. Wruck and/or the bank itself had been submitted.

It was therefore decided, in a manner typical for the bank that Ms. Fixler had to go to keep the developments described above secret. For the sake of caution and in disregard of the ruination of Ms. Fixler’s professional credibility, a DWS-internal memo was placed with the Bloomberg agency to damage her credibility with the regulatory authorities; when this was not published promptly enough, DWS followed-up on it again explicitly (“this has to be published now, this is important”). At the General Meeting 2021, misleading information on the cover-up was provided to shareholders. Subsequently, the bonuses of everyone involved were increased for the year 2021.

  E. Mr. Sewing’s misconduct in Mr. Wöhrmann’s greenwashing scandal at DWS and the damages incurred by the bank as a result

  1) Incorrect representations by Mr. Wöhrmann

The greenwashing scandal triggered by Mr. Wöhrmann

  ̶ through the overstatement of the ESG assets under management (§ 331 German Commercial Code (HGB)) in the DWS Annual Financial Statement 2020, despite evidence to the contrary in the company and internally communicated, and

  ̶ the statements made by the Executive Board at the DWS General Meeting 2020 despite the negative rating by the Morningstar rating agency, which Mr. Wöhrmann knew of (§ 400 Stock Corporation Act (AktG))

was already silently conceded by DWS in the Interim Report 2021 through the reduction by 75% in the financial reporting of such alleged ESG assets under management, after a second, this time independent investigation of this incident by the law firm Sullivan & Cromwell apparently came to this conclusion.

Despite all the statements made by DWS in attempting to justify itself to the public, there are two very simple facts that were immediately recognizable to Mr. Sewing and Mr. von Rohr, in his function as Chairman of the Supervisory Board of DWS, but were covered up due to their own conflicts of interest to the detriment of the bank:

  a) ESG Integrated Funds

On the one hand, in its Annual Report, DWS identified so-called ESG Integrated Funds as ESG assets under management, although it was pointed out within the company that this was misleading. These were simplified funds whose only link to ESG principles was that the fund managers had access to an ESG database (which in addition is of questionable quality and up-to-date status) without actually being required to use such data in their investment decisions or being instructed or monitored in its use or merely being able to monitor it using the existing control systems. At the same time, DWS promised itself higher management fees from this in order to offset the margin erosion through an increasing shift of business to ETF-Funds and to increase the share price

This is somewhat comparable to the case where milk in a supermarket is offered as “organic milk from our organic contracted-farmers” for 50 cents more per liter than conventional milk, and on the package it states in a hardly legible legend that the producer calls all milk “organic milk from our organic contracted-farmers” when it comes from contracted-farmers whose websites show what feeding and animal farming methods are necessary for organic milk production, although the producer does not check if the farmers comply with these rules or not. How would the inclined fellow shareholder feel about this as a consumer? Exactly.

The Executive Board of DWS, chaired by Mr. Wöhrmann, stated in this context at the Q&A session of the DWS General Meeting in November 2020 [emphasis by the author]:

Stefan Kreuzkamp: In 2020, DWS introduced its Smart Integration approach. In July 2020 we included this approach in the sales prospectuses of our German public investment funds. As a result, for new investments, criteria such as the increased business risks arising from climate change will be taken into account as integral part of the investment decision. In individual cases, the review carried out by our Committee on Sustainable Investments has already led to disposals of holdings as well as numerous non-investments.

This information was incorrect in such generalness, as numerous investment fund managers, as the Executive Board and Supervisory Board of DWS knew, did not take ESG criteria into account although their investment funds were called and sold as ESG Integrated Funds.

  b) Exaggerated integration of ESG criteria

In his speech at the General Meeting 2020 of DWS 2020, Mr. Wöhrmann also stated [highlighting by the author]:

“We have also achieved further key milestones on sustainability – or ESG, as it so nicely called in neo-German – a topic that is especially important to us. We have worked hard on the introduction and implementation of our ESG strategy, in order to embed it into our company DNA. [...] The second milestone of our sustainability strategy was the introduction of “Smart Integration”. This involves a unique approach in our industry to integrating sustainability aspects. It goes far beyond previous industry standards.

These comments were also excessively exaggerated and incorrect and were made by Mr. Wöhrmann in knowledge of a report from the independent fund rating agency Morningstar, which was recently available and which did not consider DWS to be the market leader in ESG matters, but only to be in the lower half of its ranking list. In its comprehensive ESG survey in November 2020, Morningstar stated critically with regard to DWS: The two funds examined “DWS Top Dividende” and “DWS Invest Top Dividend” were sold with the Smart Integration approach even though they are hardly committed to ESG. Although the funds initially excluded F-enterprises – the second worst assessment – they were allowed to do so once a committee gave the green light. Morningstar also expressed overall criticism of the ESG progress at DWS. Although all DWS fund managers have access to "ESG research" and fund managers should include ESG considerations in their analysis, portfolio managers, however, have broad discretion to weigh ESG factors in their selection of stocks, risk management or portfolio construction. Therefore, the level of ESG integration may vary greatly depending on the fund manager and the mandate, according to Morningstar. In the case of DWS Top Dividende, for example, the focus is on investing in stocks with high dividend yields, according to Morningstar. The fund manager had informed Morningstar that he invests in shares that offer high returns even if they are linked to an increased ESG risk.

These incorrect statements in the Annual Report and General Meeting were ultimately intended to ensure Mr. Wöhrmann’s professional advancement and the increase of Mr. Wöhrmann’s personal income. This is because the capital market communication of a genuinely unique selling point of DWS compared to competitors led to increased fund management fees and a subsequently resulting increasing share price.

  2) Result-oriented investigation by Mr. von Rohr due to conflicts of interest and self-protection considerations

According to matching reports in the press, Ms. Fixler raised allegations, which have now been confirmed, of greenwashing by Mr. Wöhrmann in an internal complaint to the bank’s Management Board member Karl von Rohr in his capacity as Chairman of the Supervisory Board of DWS.

In this context, Title IV (1) Nos. 117 and 123 of the European Banking Authority’s Guidelines on Internal Governance prescribes the following:

“Institutions should put in place and maintain appropriate internal alert policies and procedures for staff to report potential or actual breaches of regulatory or internal requirements [...] through a specific, independent and autonomous channel. It should not be necessary for the reporting staff to have evidence of a breach. The procedures shall ensue that the potential or actual breaches raised are assessed and escalated, including as appropriate to the relevant competent authority or law enforcement agency.”

Mr. von Rohr and the members of the Supervisory Board of DWS flagrantly violated this, presumably in consultation with Mr. Sewing. According to matching press reports, Mr. Rohr and the Supervisory Board did not examine the complaint independently and objectively, otherwise Mr. Wöhrmann would have been immediately removed from office. Instead, an auditing firm working as an advisor to DWS on ESG issues was commissioned to produce a brief opinion on the basis of documents pre-selected by DWS in order to arrive at the desired conclusion that the allegations made by Ms. Fixler were groundless. On the basis of a preliminary opinion from the advisor, Mr. Wöhrmann’s Executive Board service contract with millions in compensation was then extended by several years, so that he did not disclose the breaches of duty by Mr. Sewing and Mr. Achleitner described above.

Only after the U.S. authorities rejected this investigation as “meaningless” [worthless] – as in the Wöhrmann case at the Bank – another internal investigation was carried out, this time by the U.S. law firm Sullivan & Cromwell. As stated above, the changes to the financial reporting of the ESG assets under management (-75%) that followed shortly afterwards in the Interim Report 2021 are evidence that the U.S. law firm apparently confirmed Ms. Fixler’s complaints as correct, without Mr. Sewing drawing the consequences from this.

The applicant must assume that this approach for a result-oriented investigation report was again intentionally chosen, because it quickly became clear from the circumstances described above that, despite internal warnings from staff members, the misrepresentations in the financial statements and the General Meeting took place. Apparently, after the Securities Exchange Commission had set up a dedicated ESG Task Force in early March 2021 and explicitly pointed out in early April that it had found evidence of ESG misrepresentations, it was feared that heavy sanctions would be imposed in the U.S. if the facts of the matter emerged.

In addition, along with Mr. Sewing, Mr. von Rohr also had a serious conflict of interest within the framework of complaint handling because,

  ̶ as Chairman of the Supervisory Board, he not only approved but also explicitly welcomed the investments made by Mr. Wöhrmann in the company Arabesque, despite knowing about the suspicion of money laundering against Mr. Wruck,

  ̶ he also made incorrect statement regarding the Smart Integration to the General Meeting 2020 of DWS, and

  ̶ in his statements to Mr. Wöhrmann, he had made his own lack of judgement public at the General Meeting 2020 of DWS.

For example, in his speech at the General Meeting of DWS in November 2020, he stated [highlighting by the author]:

“Since our General Meeting last year, DWS has achieved significant milestones in the implementation of its strategy and the development of business. Thus, DWS has extended and expanded key strategic partnerships with Zurich and Eurovita. It has also acquired minority participations in Arabesque S-Ray and Arabesque AI, thereby strengthening – as announced at the General Meeting 2019 – its capabilities in the areas of sustainability and digitalization. […]

Second, by introducing “Smart Integration”, DWS has systematically integrated the assessment of sustainability risks into the investing process. […]

Ladies and gentlemen, the decision to appoint Asoka Wöhrmann in fall 2018 to lead DWS has proven to be spot-on. Under his leadership, DWS managed the desired turnaround in 2019 and has returned to the winning track.”

The breach of duty to independently conduct follow-up investigations, the lack of judgement and the conflicts of interest of Mr. von Rohr are probably the background reasons for the investigations of the regulatory authorities now also comprising Mr. von Rohr into the deficient corporate governance at DWS.

  2. Mr. Sewing’s serious failure to notify the U.S. Department of Justice of the Fixler complaints under the Deferred Prosecution Agreement concluded in early 2021

Although the bank had only recently entered into, on January 8, 2021, a – very favorable – Deferred Prosecution Agreement (DPA) with the U.S. Department of Justice and had expressly made an unrequested commitment to the U.S. Department of Justice to [translation and emphasis by the author]

“[to] truthfully disclose all factual information with respect to its activities, those of its subsidiaries, and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the Offices may inquire,”

Mr. Sewing did not disclose Ms. Fixler’s complaint to Mr. von Rohr or the “internal investigation” that followed to the Department of Justice. Mr. Sewing therefore risked a cancellation of the DPA and has done so with intent in light of the applicant’s comments at the General Meeting 2021 since that time (see above).

The risk has materialized in the meantime; the U.S. Department of Justice has since found a violation of the DPA, and the bank has admitted to the violation. The DWS Annual Report states in this context that:

“Our major shareholder, Deutsche Bank, has entered into deferred prosecution agreements (DPAs) with the U.S. Department of Justice (DoJ). If Deutsche Bank or any member of the Deutsche Bank Group (including DWS) violates the DPAs, the terms of the DPAs could be extended, or Deutsche Bank could be subject to criminal prosecution or other actions. [...] On February 28, 2022, following a finding by the DOJ that Deutsche Bank violated a DPA based on untimely reporting by Deutsche Bank of the allegations made by a former employee of DWS in relation to ESG matters, Deutsche Bank agreed with the DOJ to extend an existing monitorship and abide by the terms of a prior DPA until February 2023 to allow the monitor to certify to Deutsche Bank’s implementation of the related internal controls.”

In the overall sequence of developments – concealment of misrepresentations to the SEC, predetermined expert opinions from a consultant, failure to report the complaint to the U.S. Department of Justice - a pattern is again recognizable. As with the failures in anti-money laundering controls in the Auto1FT transactions or the shareholding acquired by Mr. Hwang, Mr. Sewing did not communicate openly with the responsible regulatory authorities but attempted to cover up the matter and conceal it from regulatory authorities and shareholders. Thus Mr. Sewing already lacks the necessary integrity and courage to be reliable for the management of a high-risk, global systemically important bank.

  3. Damages incurred and threatened
  a) Damages to DWS

Following the announcement of the launch of investigations by the U.S. Department of Justice and the SEC against DWS and Mr. Wöhrmann, the DWS share price lost about 15%, which means, calculated out on based on the bank’s 80% stake, a loss of more than €1 billion. The share price of DWS has not recovered to this day.

Based on general experience, solely the lawyers’ expenses incurred and still to be incurred at DWS as a result of internal investigations and for its representation vis-à-vis the U.S. authorities will be in the range of $20 to 40 million, irrespective of the outcome of the proceedings.

In addition, the write-downs on the shareholding in Arabesque AI are to be charged to Mr. Wöhrmann and Mr. von Rohr, due to their conflicts of interest.

The DWS is at risk of heavy fines from the SEC and the U.S. Department of Justice, as Mr. Wöhrmann’s offenses vis-à-vis shareholders and investment fund customers could be classified as “wire fraud” due to the dissemination over the internet. In addition, there is the risk, from two sources, that DWS will lose its U.S. Asset Manager license: It was only issued in 2020 by the SEC on a temporary basis in light of the DPA with the U.S. Department of Justice, which means that upon an ineffectiveness of the DPA, the temporary license may also be cancelled. However, the license could also be revoked separately from this due to Mr. Wöhrmann’s misrepresentations.

Furthermore, there are risks from client withdrawals of money, potential investor claims to compensation for damages and lawsuits from DWS shareholders. This process is likely to keep DWS busy for some time.

  b) Damages to the bank

Through the drop in the price of DWS shares, the bank incurred a shareholding loss of more than €1 billion, for which Mr. Sewing’s conduct was causal, because the share price drop took place when the investigations of the U.S. Department of Justice became known. This is because if Mr. Sewing had not been made vulnerable with regard to his own professional advancement through his own serious breaches of the bank’s risk management and compliance policies to attack by Mr. Wöhrmann, Ms. Fixler’s complaint could have been investigated without conflicts of interest and the U.S. Department of Justice could have been informed proactively. Mr. Wöhrmann would have been sanctioned, the bank or the DWS might have paid a small fine and the matter would have been settled. Through the cover-up by Mr. Sewing, a different causal chain was set in motion.

The Management Board members Mr. von Rohr and Prof. Dr. Simon apparently – based on how their actions in investigating the complaint and their statements at the General Meeting 2021 are to be seen, in any event from the applicant’s perspective – have been subjected to group pressure created by Mr. Sewing to abandon their own critical thinking to cover up the facts of the matter and thus making themselves fully co-responsible.

€2.5 million in damages has already been incurred in the case of Auto1FT, as the participation has been fully written off.

There are risks that various further damages to the bank may result from the re-opened DPA and from the violations of money laundering and risk prevention rules described above, and also from underwriting the Auto1 SE IPO despite the conflicts of interest. These can range in the billions, so the newly constituted Supervisory Board has an urgent obligation to assert claims for damages against the responsible former and incumbent Management Board members or to toll the statute of limitations period interrupt the limitation period through a declaratory judgement action. The same applies correspondingly to the Management Board with regard to the claims to compensation for damages against Dr. Achleitner. Refraining in any way whatsoever from pursuing these claims constitutes a separate serious breach of duties by the Supervisory Board and Management Board.

Third section: Professional unsuitability, unreliability or lack of “suitability” of Management Board member Christian Sewing

Management Board members must be professionally suitable and reliable. Unreliability is to be assumed if there are facts indicating that the manager, due to personal circumstances, does not demonstrate that he will perform his work prudently and properly. If such circumstances occur or have occurred, a “re-assessment” so to speak must be carried out in the individual case to determine if the reliability of the Management Board member does not exist or no longer exists as required for the performance of his work.

Criteria for the lack of reliability may be, for example:

  ̶ Regulatory measures that are or were directed against the Management Board member or a company in which the Management Board member worked or works;
  ̶ the existence of conflicts of interest,
  ̶ the existence of facts indicating a lack of impartiality on the part the Management Board member.

  1. Mr. Christian Sewing’s lack of professional suitability

The requirements for the professional suitability of a Management Board member are based on the size and structure of the institution as well as the nature and variety of the businesses conducted by the institution and are assessed in each individual case. In addition, it is necessary to ensure that the Management Board members also as a whole have all the necessary knowledge, skills and experience to fulfill their overall responsibility for the proper business organization and thus the related requirements (§ 25c (3), (4a) and (4b) of the German Banking Act (KWG)) at all times. In this context, the Management Board members collectively should have a balanced level of the knowledge, skills and experience that are commensurate with the business model, risk appetite, strategy and markets in which the institution operates. Neither Mr. Sewing nor the entire Management Board that he leads have this professional suitability for managing a high-risk, global systemically important bank.

Mr. Sewing has demonstrated in several instances, solely based on the small selection of the bank’s business activities described here, that he does not have a sound judgement with regard to the risks the bank takes on; he acts like an inexperienced, first-time employee. A professionally accomplished Management Board member does not, based on a childish risk assessment, allow himself to be photographed with persons under suspicion of money laundering or engage in chats with them on encrypted channels about the share price. An experienced Management Board member does not enter into a business relationship based on naïve risk assessment with a convicted insider trader or negotiate a shareholding in the bank with him in dimly lit New York restaurants and then communicate that shares were bought via encrypted messenger. A courageous Management Board member informs the regulatory authorities of severe errors in the prevention of money laundering and does not cover up the matter vis-à-vis regulatory authorities and shareholders, thereby putting himself into a predicament. And a risk-conscious Management Board member reacts to warnings about a pending IPO that might lead to a prospectus liability for the bank instead of exposing the bank to a risk in the billions due to existing conflicts of interest. Mr. Sewing’s particularly immature risk assessment is also manifested in the bank’s business activities:

  ̶ The bank has concentrated in Russia 10% (not 5% as communicated to shareholders) of its total IT workers and 25% of its IT workers focusing on the Investment Bank, on whose know-how the bank’s entire trading systems depend, although a U.S. monitor already pointed out the exceptional risk this entails in 2020 (cf. https://www.ft.com/content/b3d93001-ab0b-43e1-a7f0-f3e2500a6da2). The business in Russia was to be rebuilt according to Mr. Sewing’s wishes, and a new office was opened in Moscow at the beginning of 2022.

  ̶ Mr. Sewing, despite his inability or unwillingness, also documented here regarding the legally required prevention of money laundering, is accepting business again in risk-prone regions that the bank had prudently exited from (cf. https://www.süddeutsche.de/wirtschaft/deutsche-bank-risikolaender-mexiko-saudi-arabien-1.5523852?reduced=true).

  ̶ Under Mr. Sewing’s leadership, despite warnings from the European Central Bank, the bank continues to play an unjustifiably large role in lending to private equity firms (cf. https://www.bloomberg.com/news/articles/2021-06-22/deutsche-bank-risks-higher-ecb-capital-bar-for-leveraged-lending).

  ̶ Under Mr. Sewing’s leadership, the bank runs a kind of internal hedge fund in Singapore, which has around 100 employees and accounts alone for about a third of the bank’s investment banking revenues (cf. https://www.bloomberg.com/news/features/2021-10-21/deutsche-bank-s-top-money-maker-takes-big-risks-and-earns-billions-in-singapore). This involves asset-based lending with highly illiquid assets as collateral (ports, power plants, containers, etc.). With total assets of up to €100 billion, estimated based on yields/revenues, this business is fully under-backed by equity capital on the basis of the models developed bank-internally for this, should there happen to be either high volatility in the credit markets or the necessity to liquidate collateral items. Due to the immense risks involved, significantly larger and better capitalized banks limit their business in this area to a fraction of the balance sheet provided here by Mr. Sewing.

  ̶ Under Mr. Sewing, the bank is investing some of its liquidity reserves, possibly through DWS money market funds, in order to increase profits in higher-risk securities such as asset-backed securities and government bonds around the globe (cf. https://www.wsj.com/articles/the-american-with-the-toughest-job-in-finance-saving-deutsche-bank-11551801710?mod=searchresults&page=1&pos=1).

Mr. Sewing’s naïve risk assessment therefore also seriously impairs the bank’s risk profile, as Mr. Sewing, to promote his professional advancement, casts risk and stability concerns to the side and focuses solely on promoting the bank’s profitability.

In addition, Mr. Sewing’s lack of judgement in using encrypted chat services creates a role model image at the top management level that may not only lead to extensive fines for the bank (cf. https://www.bloomberg.com/news/articles/2021-12-17/jpmorgan-bosses-addicted-to-whatsapp-fuel-200-million-in-fines), but may also make it impossible for Mr. Sewing to sanction breaches of the bank-internal communication policies. In this context, the Handelsblatt newspaper reported in its article on March 13, 2022, that “Scandals continue to endanger DWS CEO Wöhrmann”:

“Since the bank has repeatedly had problems in the past in monitoring compliance with its own rules, regulators are taking a close look at this process. The same applies to allegations that Wöhrmann and other DWS executives exchanged internal business information via the WhatsApp instant messenger service.

“If the bank severely sanctioned Wöhrmann due to this accusation or let alone urged him to resign, it would open Pandora’s box,” according to an insider.

There is nothing more to add to this. Mr. Sewing, because of his lack of judgement and his childish assessment of the risk, has put himself into this predicament, in which he can no longer act in the interests of the bank. He is therefore not professionally suitable to lead a high-risk, global systemically important bank.

  2. Mr. Sewing’s unreliability

  a) Regulatory measures under Mr. Sewing’s responsibility

The bank was and is the subject of numerous regulatory proceedings, some of them attributable directly to Mr. Sewing’s area of responsibility, and some of them due to the breach of the entire Management Board’s responsibility for the lawful conduct of business.

  ̶ After the bank had to pay around €2.5 billion in fines in 2015 for manipulation of the LIBOR interest rate, BaFin only recently issued a fine of around €9 million in December 2021 for failing to implement measures to ensure the correct Euribor calculation in the years 2019 and 2020 (cf. https://www.süddeutsche.de/wirtschaft/deutsche-bank-bafin-strafe-euribor-1.5498211). It is the highest fine BaFin has ever imposed for a single offense. The primary responsibility for implementation was held in the Markets division, which was headed in 2019 and 2020 by Mr. Sewing as the Management Board member responsible for Investment Banking in addition to his role as Chairman of the Management Board.

  ̶ In April 2021, BaFin extended and expanded the function of the Special Representative for the prevention of money laundering, who it assigned to the bank in 2018, and demanded that the Management Board take steps “to create further appropriate internal safeguards and to comply with due diligence requirements.” As part of the presentation of the quarterly figures, Mr. Sewing addressed an open letter to employees and demanded: “Please stay alert and report suspicious activities as well as any kind of misconduct. Also, make use of the training opportunities and information resources that our control functions provide to you.” In view of Mr. Sewing’s failures in money laundering prevention in the Auto1FT and Arabesque cases described above and the apparent conflicts of interest and cover-up actions on the part of Mr. Sewing himself, this can only be considered by the applicant as an attempt to mimic for the regulatory authorities a behavioral change that does not actually exist on the part of Mr. Sewing in the prevention of money laundering.

  ̶ The Federal Reserve Bank of New York continues to criticize serious deficiencies in the bank’s risk management and prevention of money laundering; recently stating that the bank is regressing in the prevention of money laundering.

  ̶ At the end of 2020, the bank had to pay a fine of almost €13.5 million to the Public Prosecutor’s Office in Frankfurt am Main due to the late submission of suspicious activity reports related to the Danske Bank scandal. The proceeding only ended so leniently for the bank following the search of the bank’s premises because the required illegal predicate offenses in Russia could not be investigated.

As documented in the Annual Report, the Management Board, in its fit and proper self-assessment, and the Supervisory Board determined a mostly full achievement by the Management Board of the objectives “Ensuring delivery of significant control enhancements in the area of financial crime” and “Further evolve Deutsche Bank’s culture, with a focus on integrity and conduct” and an achievement of 98% by Mr. Sewing (see https://www.manager-magazin.de/unternehmen/banken/die-zwei-compliance-welten-bei-der-deutschen-bank-a-424e0e83-0002-0001-0000-000198528424). Therefore, in light of the measures imposed by the regulatory authorities until now, there has been no recognizable critical self-reflection that would indicate a sustainable change in Mr. Sewing’s conduct.

  b) Mr. Sewing’s conflicts of interest

There are conflicts of interest when personal circumstances or one’s own financial activities are suitable to impair the independence of the Management Board member in the performance of his work and in his duty to act in the best interests of the institution. Persistent conflicts of interest, that are not mitigated in a satisfactory manner are, in principle, an obstacle to performing one’s work with the required reliability.

In the present case, Mr. Sewing had and continues to have a serious and ongoing conflict of interest because he could not and cannot act independently and in the best interests of the bank in the Wöhrmann/Wruck affair without exposing himself to the risk of being held accountable for the most serious violations of anti-money laundering, the bank’s Code of Conduct, risk management and possibly regulatory and capital market laws and without putting his professional advancement at risk. This conflict of interest is evidenced by the facts specified above, even though there may possibly be other matters between the bank and DWS that may still be revealed.

  c) Mr. Sewing’s lack of impartiality

A lack of impartiality can be seen, for example, in the fact that a Management Board member as a member of the company’s management is not capable of performing his function and responsibilities in making his own reasonable, objective and independent decisions and judgements. Other circumstances to be considered may be the following behavioral patterns: (a) the lack of courage, conviction and strength to assess and critically question decisions proposed by other Management Board members; (b) the lacking capacity not to engage in groupthink, and (c) the impaired ability to perform one’s tasks independently and objectively due to conflicts of interest. When assessing a Management Board member’s impartiality against this backdrop, his past and current conduct should be taken into account, in particular in the institution.

In this context, Mr. Sewing failed in at least two cases, in order to promote his professional advancement, to prevent Dr. Achleitner’s assumption of Management Board member tasks or to take his own reasonable, objective and independent decision about whether (a) it was objectively reasonable with regard to the bank’s large shareholders from Qatar, who were under Saudi embargo at the time, and the recent Kashoggi murder, to seek to attract the Saudi PIF as an anchor shareholder and to use a referral agent under suspicion of money laundering for this, and (b) if it was objectively reasonable in consideration of reputational and risk aspects to enter into or expand a business relationship, based on a referral from an employee dismissed by the bank for cause, with the convicted insider trader Mr. Hwang in an area of business being discontinued and to encourage him to acquire a stake in the company.

In connection with both the Auto1FT transaction and the Arabesque transactions, Mr. Sewing also failed to take objectively reasonable and courageous decisions to sanction Mr. Wöhrmann and to notify the regulatory authorities. He chose cover-up measures, which ultimately meant that he was no longer able to decide independently with regard to the Wöhrmann/Wruck affair and the greenwashing scandal and that he had already triggered damages in the billions for the institution due to the predicament caused as a result. He had and still has an irreconcilable conflict of interest in the Wöhrmann/Wruck affair based on his personal interests in promoting his own professional advancement.

Based on all of this, Mr. Sewing is neither professionally suitable nor reliable enough to lead a high-risk, global systemically important bank as a Management Board member. Confidence in him is to be withdrawn by the shareholders.

Statement of the Management Board of Deutsche Bank AG regarding Agenda Item 13

With respect to the motion proposed by the shareholder Riebeck-Brauerei von 1862 Aktiengesellschaft under agenda item 13, the Management Board refrains from submitting a resolution proposal to the General Meeting as the Management Board may be perceived as biased in this regard.

However, the Management Board notes that, from its point of view, the statements made by the shareholder Riebeck-Brauerei von 1862 Aktiengesellschaft present a picture of the facts that is inaccurate in material respects and, in particular, the conclusions drawn are substantially incorrect.

The shareholder’s allegations in this context will be addressed – where appropriate – in more detail during the General Meeting.

Frankfurt am Main, April 2022

The Management Board

Statement of the Supervisory Board of Deutsche Bank AG on Agenda Item 13

The Supervisory Board issues the following statement regarding the request for the addition of Item 13 to the Agenda of the Ordinary General Meeting 2022 by Riebeck-Brauerei von 1862 Aktiengesellschaft and the resolution proposal it contains as follows:

The Supervisory Board continues to consider Mr. Sewing professionally suitable and reliable to lead Deutsche Bank AG and continues to place its highest confidence in Mr. Sewing as Chief Executive Officer of Deutsche Bank AG.

Therefore, the Supervisory Board proposes to the General Meeting that it vote against the resolution proposal under Agenda Item 13.

The Supervisory Board